Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
T ACQUISITION, INC.
AND
T BANCSHARES, INC.
AND JOINED IN BY
TECTONIC ADVISORS, LLC
Dated as of November 10, 2016

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		Page
Section 10.17	Extension; Waiver	81
Section 10.18	Amendment	81
Section 10.19	No Third Party Beneficiaries	81

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EXHIBITS
Exhibit “A”	Form of Merger Agreement
Exhibit “B”	Form of Voting Agreement
Exhibit “C”	Form of Director Support Agreement
Exhibit “D”	Form of Option Holder Agreement and Release

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is effective as of November 10, 2016, by and between T Acquisition, Inc. (“Parent”), a Texas corporation, and T Bancshares, Inc. (the “Company”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and joined in by Tectonic Advisors, LLC, a Texas limited liability company (“Tectonic”), solely for the purposes expressly set forth herein.
RECITALS
WHEREAS, the Company owns all of the common stock of T Bank, N.A., a national banking association with its principal office in Dallas, Texas (the “Bank”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Parent (the “Parent Board”) have determined that the business combination transaction provided for in this Agreement is advisable and in the best interests of the respective companies and their shareholders pursuant to which the Parent will, on the terms and conditions set forth in this Agreement, acquire the Company through the merger of a wholly owned subsidiary of the Parent (“Merger Sub”) with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”), as a wholly-owned subsidiary of the Parent;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for Parent to enter into this Agreement, (i) each member of the Company Board and board of directors of the Bank, each executive officer of the Company and the Bank who is also a shareholder of the Company and certain shareholders of the Company listed on Confidential Schedule A have each entered into a Voting Agreement in the form attached hereto as Exhibit “A” (the “Voting Agreement”), whereby such shareholders of the Company have agreed to vote the shares of Company Stock owned by such person in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby, and (ii) each of the directors of the Company and the Bank that is not party to an employment agreement has entered into a Director Support Agreement in the form attached hereto as Exhibit “B” (the “Director Support Agreement”);
WHEREAS, Tectonic has joined in this Agreement to guarantee certain obligations of Parent and Merger Sub set forth in Sections 4.14, 6.12 and 9.03, and otherwise ensure that Parent and Merger Sub have the resources, financial and otherwise, to satisfy Parent’s and Merger Sub’s obligations, under this Agreement;
WHEREAS, the parties hereto, and Tectonic with respect to Article IV-A and Sections 4.14, 6.12 and 9.03, desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:
AGREEMENT
NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:
ARTICLE I
 THE MERGER
Section 1.01 The Merger.  Subject to the terms and conditions of this Agreement and an Agreement and Plan of Merger, by and between Merger Sub and the Company (the “Merger Agreement”), a form of which is attached as Exhibit “A”, at the Effective Time (as defined in Section 2.01), Parent will cause Merger Sub to merge with and into the Company in accordance with the provisions of Chapter 10 of the Texas Business Organizations Code (the “TBOC”).  The Company will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the TBOC.
Section 1.02 Effects of the Merger.  The Merger will have the effects set forth in the TBOC. The name of the Surviving Corporation will be “T Bancshares, Inc.”  All rights, franchises and interests of the Company and Merger Sub, respectively, in and to any type of property and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon.
Section 1.03 Certificate of Formation and Bylaws.  At the Effective Time, the certificate of formation (the “Certificate of Formation”) and bylaws (“Bylaws”) of the Company, as in effect immediately before the Effective Time, will be the certificate of formation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by Law.
Section 1.04 Directors and Officers.
(a)
The directors of Merger Sub at the Effective Time, along with Messrs. Patrick Howard, Craig Barnes and Stephen Jones, will become the directors of the Surviving Corporation and will serve from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of formation and bylaws of the Surviving Corporation or as otherwise provided by law.

(b)
The officers of the Company at the Effective Time, along with Mr. A. Haag Sherman (serving as Chairman of the Board), will become the officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.05 Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any further action by Parent, the Company, Merger Sub or any holder of record of the following securities:
(a)	Each share of common stock, par value $0.01 per share, of Parent (“Parent Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)	Each share of common stock of Merger Sub, par value $0.01 per share, outstanding prior to the Effective Time shall remain outstanding as a share of common stock of the Surviving Corporation.
(c)
Each share of common stock, par value $0.01 per share, of the Company (“Company Stock”) that is issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares and Dissenting Shares, shall cease to be outstanding and shall automatically be cancelled and converted into and become the right to receive the Per Share Merger Consideration (as defined in Section 1.06(a)(v)) in cash, without interest (in the aggregate for all holders of Company Stock entitled to receive the Per Share Merger Consideration under the terms of this Agreement, the “Merger Consideration”).

(d)
Each share of Company Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Stock and the holders of shares of Company Stock designated by a book-entry representing a non-certificate share of Company Stock (a “Book-Entry Share”) shall cease to have any rights with respect to such shares of Company Stock, except the right to receive following the Effective Time, the Per Share Merger Consideration for such shares in accordance with this Section 1.05.

(e)
Any shares of Company Stock that are owned immediately prior to the Effective Time by the Company, Parent or their respective Subsidiaries (other than (i) shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Company Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).

Section 1.06 Calculation of Merger Consideration.
(a)	For purposes of this Agreement, the following terms shall have the meanings set forth below:
(i)
“Adjusted Equity” means the Company’s Tier 1 Capital (as such term is defined in 12 C.F.R. Part 225, Appendix A), calculated as of the Calculation Date, in accordance with generally accepted accounting principles of the United States (“GAAP”) consistently applied plus any unrealized gains or minus any unrealized losses (as the case may be) in the Company’s securities portfolio, and minus all extraordinary items of the Company and the Bank related to the Merger, this Agreement and the transactions contemplated hereby to the extent such extraordinary items have not been paid or accrued prior to the

Calculation Date, including: (A) the cost of terminating any employment-related agreements and obligations (including any non-competition agreements, option agreements or equity based plans); (B) accruals for expenses not paid, prorated for a partial year for the year in which the Merger closes (including a reasonable estimate for year-end bonuses), (C) the transaction costs, fees, expenses and commissions (including, without limitation, all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the Merger) incurred by the Company in connection with the Agreement and the transactions contemplated hereby; (D) the accrual through the Closing Date in accordance with GAAP of any future benefit payments due under any salary continuation, deferred compensation, severance, stay-pay or retention bonus amounts or change in control payments or other similar agreements of the Company or the Bank in such amounts listed on Confidential Schedule 1.06(a)(i)(D) (all of which are set forth on Confidential Schedule 1.06(a)(i)(D), including the name of the recipient, the amount of such payment, and, with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Corporation to receive the stay-pay or retention bonus amount); (E) premiums or additional costs in connection with procuring the Tail Coverage described in Section 5.22; (F) any federal or state income Tax obligations, franchise Tax obligations or real property Tax obligations incurred prior to the Effective Time; (G) the accrual or payment of all of the costs, fees, expenses and penalties necessary to be paid by the Company in connection with any contract termination required pursuant to this Agreement; (H) a mutually agreeable estimate of the cost of preparing the federal and state income Tax Returns of the Company for the period from January 1, 2016, through the Closing Date, and (I) other amounts mutually agreed upon in writing by Parent and the Company.  For the avoidance of doubt, if the calculation of the Company’s Tier 1 Capital reflects any of the items listed in (A) – (I) of this Section 1.06(a)(i), such items shall not be deducted from the Company’s Tier 1 Capital a second time.  For purposes of the calculation of Adjusted Equity, the amount of the Adjusted Equity shall reflect the after-tax amount of the foregoing adjustments calculated in accordance with GAAP, regardless of whether or not such foregoing adjustments are required by GAAP.  The calculation of the Adjusted Equity will be prepared and presented in the form attached hereto as Confidential Schedule 1.06(b).
(ii)	“Calculation Date” means the close of business on the fifth (5th) Business Day immediately preceding the Closing Date, or such other date as mutually agreeable to the parties hereto.
(iii)
“Equity Adjustment” means the difference of (A) Minimum Equity, minus (B) Adjusted Equity; provided, that if the amount of the Adjusted Equity is greater than the Minimum Equity, then the Equity Adjustment shall be zero.

(iv)	“Minimum Equity” means $20,000,000.

(v)
“Per Share Merger Consideration” means cash in an amount equal to the quotient of (A) Total Cash Consideration, divided by (B) the number of shares of Company Stock outstanding immediately prior to the Effective Time.

(vi)	“Total Cash Consideration” means $32,525,000 less an amount equal to the product of (A) $1.626, multiplied by (B) the Equity Adjustment.
(b)
The Company shall, at least three (3) Business Days before the Closing Date, provide Parent with a preliminary calculation of the Adjusted Equity. If Parent disagrees with such calculation of the Adjusted Equity, the Company and Parent shall meet to resolve any such disagreement. If the Company and Parent cannot resolve any such disagreement, then BKD, LLP (the “Accounting Firm”) shall resolve any such disagreement prior to the Closing Date which resolution shall be final and binding upon the Company and Parent. The calculation of the Adjusted Equity will be prepared and presented in the form set forth in Confidential Schedule 1.06(b).

Section 1.07 Special Dividend.  If on the Calculation Date, the Adjusted Equity exceeds the Minimum Equity, then immediately prior to the Effective Time, the Company shall declare and pay to each holder of record of shares of Company Stock as of the record date determined by the board of directors of the Company a cash dividend for each outstanding share of Company Stock equal to the quotient of (a) the amount that the Adjusted Equity exceeds the Minimum Equity at Closing, divided by (b) the total number of shares of Company Stock outstanding as of the record date of such dividend (the “Special Dividend”). For tax purposes, the Special Dividend will be treated as being received by each holder of Company Stock, along with their applicable portion of the Merger Consideration, as a redemption for their shares of Company Stock.
Section 1.08 Treatment of Company Options.  Notwithstanding anything in the 2005 Stock Incentive Plan, the 2014 Non-employee Directors’ Common Stock Plan, the 2015 Stock Incentive Plan or a nonqualified or other stock option agreement with the Company (collectively, the “Company Stock Option Plans”) to the contrary, immediately prior to the Calculation Date, each option or other right to acquire shares of Company Stock (“Company Option”) which is unexpired, outstanding and unexercised (whether vested or unvested) shall, automatically and without any required action on the part of the holder thereof, be repurchased by the Company for an amount equal to: (a) the positive difference between (i) the sum of (X) the amount of the  Per Share Merger Consideration plus (Y) the per share amount of the Special Dividend; minus (ii) the per share exercise price of such Company Option as listed on Confidential Schedule 3.03, multiplied by (b) the number of shares of Company Stock issuable pursuant to the unexpired, outstanding and unexercised portion of such Company Option, and thereafter be cancelled; provided, that the repurchase of such Company Option shall be conditioned upon the holder thereof executing and delivering to the Company a release as contemplated by Section 8.12. To the extent that no positive difference, as referred to in the preceding sentence, shall exist with respect to a particular Company Option under the formula in the preceding sentence, such Company Option shall be cancelled for no consideration.

Section 1.09 Payment Procedures.
(a)	Prior to the Effective Time, Parent shall appoint, at Parent’s expense, a payment agent (the “Exchange Agent”) reasonably acceptable to the Company to act as the payment agent hereunder.
(b)
Immediately prior to the Effective Time and in accordance with the Company’s instruction pursuant to Section 1.07, the Company shall pay, and the Company’s exchange agent shall distribute to, the holders of Company Stock entitled to receive the Special Dividend pursuant to Section 1.07 the amount of the Special Dividend calculated in accordance with Section 1.07.

(c)
At least 15 calendar days before the Closing Date (unless the parties mutually agree to a later date), the Exchange Agent shall mail to each holder of shares of Company Stock entitled to receive the Per Share Merger Consideration pursuant to Section 1.05 (collectively, the “Holders”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Share(s) shall pass, only upon delivery of Certificate(s) or instructions relating to the Book-Entry Share(s) (or affidavits of loss in lieu of any Certificate(s)) to the Exchange Agent and shall be substantially in such form as shall be prescribed by the Exchange Agent) (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Per Share Merger Consideration upon surrender of any Certificate. Parent shall cause the Exchange Agent to provide Company a reasonable opportunity to review and comment upon the Letter of Transmittal and other transfer documents, or any amendments or supplements thereto, prior to disseminating the Letter of Transmittal and other transfer documents to the Holders, and Parent shall consider in good faith and shall cause the Exchange Agent to consider in good faith any comments proposed by Company.

(d)
After the later of the Effective Time or five (5) Business Days after surrender by the Holder to the Exchange Agent of its Certificate(s) or instructions relating to the Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal, the Exchange Agent shall pay and distribute to such Holder the Per Share Merger Consideration in respect of the shares of Company Stock represented by its Certificate(s) or Book-Entry Share(s), as applicable. The Exchange Agent will pay and distribute the Per Share Merger Consideration on the date on which the Effective Time occurs to any Holder from whom a properly completed Letter of Transmittal has been received at least five (5) Business Days before the Effective Time.  Until so surrendered, each such Certificate or Book-Entry Share(s) shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration, and any dividends or distributions to which such Holder is entitled, pursuant to this Article I.

(e)
In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Stock that is not registered in the stock transfer records of Company, the Per Share Merger Consideration shall be delivered pursuant to Section 1.10(b) in exchange therefor to a Person other than the Person in whose name the

Company Stock so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Company Stock shall be properly endorsed, if a Certificate, or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from the Per Share Merger Consideration and any other cash amounts otherwise payable pursuant to this Agreement to any Holder of Company Stock (including with respect to any Dissenting Shares) such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law, with respect to the making of such payment; provided that any transfer or other similar Taxes payable in connection with the Merger (other than such Taxes required to be paid by reason of the payment of the Per Share Merger Consideration to a Person other than the registered Holder of Company Stock with respect to which such payment is made) shall be borne and paid by Parent. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and paid over to the applicable Tax authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.
(f)
After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Stock that occurred prior to the Effective Time. If, after the Effective Time, any Company Stock is presented for transfer to the Exchange Agent, it shall be cancelled and exchanged for the Per Share Merger Consideration in accordance with Section 1.06 and the procedures set forth in this Article I.

(g)
Any portion of the Exchange Fund that remains unclaimed by the Holders as of the first anniversary of the Effective Time shall be provided to Parent; provided, that to the extent at any time prior to such first anniversary any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws, the Exchange Agent shall first notify Parent and, at Parent’s option, such portion shall instead be provided to Parent. Any former shareholders of Company who have not theretofore complied with this Article I shall thereafter look only to Parent with respect to the Per Share Merger Consideration, without any interest thereon. None of Parent, Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h)
In the event that any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, mutilated or destroyed Certificate the Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.
(i)
Subject to the terms of the agreement between Parent and the Exchange Agent (the “Exchange Agent Agreement”), Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of any Letter of Transmittal and compliance by any Holder with the procedures and instructions set forth herein and therein.

Section 1.10 Tax Treatment.  Parent and the Company agree to:  (a) treat the exchange of shares of Company Stock by shareholders of the Company for the Merger Consideration and the Special Dividend pursuant to this Agreement as a single integrated transaction that is treated for federal income tax purposes as a taxable sale or exchange by each such shareholder of their shares of Company Stock in exchange for the applicable portion of the Per Share Merger Consideration to the extent the Merger Consideration is attributable to the equity investment of Parent in Merger Sub and a redemption by the Company of a shareholders’ share of Company Stock to the extent the Merger consideration is attributable to Merger Sub’s borrowing and the Special Dividend; (b) to report the Merger and the distribution of the Special Dividend for income tax purposes consistent with this treatment; and (c) to not take any position or take any actions contrary to this treatment unless required by applicable Law.
Section 1.11  Modification of Structure.  Notwithstanding any provision of this Agreement to the contrary, Parent may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal or state income tax consequences to the Holders as a result of such modification, (ii) the Merger Consideration and Special Dividend to be paid to the Holders is not changed in kind or reduced in amount, and (iii) such modification will not be likely to delay or jeopardize receipt of any required regulatory approvals or the Closing.
Section 1.12 Dissenting Shareholders.  Notwithstanding anything in this Agreement to the contrary, each share of Company Stock that is outstanding immediately prior to the Effective Time and that is held by Company shareholders who have perfected their appraisal rights under applicable law, including the terms and provisions of Chapter 10, Subchapter H of the TBOC, will be entitled to those rights and remedies set forth in Chapter 10, Subchapter H of the TBOC (“Dissenting Shares”); but if a shareholder fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBOC, each such Dissenting Share shall be converted into and to represent only the right to receive the Per Share Merger Consideration and Special Dividend without any interest thereon in accordance with the provisions of this Article I.  The Company shall give Parent prompt notice upon receipt by the Company of any demands for payment of the value of such shares of Company Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law, and Parent shall have the right to direct all negotiations and proceedings with respect to any such demands.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such holder of Dissenting Shares as may be necessary to perfect appraisal rights under applicable law.
Section 1.13 Board Representation.
(a)
As of the Closing Date, the members of the board of directors of the Company shall submit resignations from the board of directors to be effective as of the Effective Time, and the board of directors of the Surviving Corporation shall be comprised of such individuals as contemplated by Section 1.04(a).

(b)
As of the Closing Date, the members of the board of directors of the Bank shall submit resignations from the board of directors to be effective as of the Effective Time, and the Surviving Corporation shall thereafter elect new members of the board of directors of the Bank; provided, however, Parent shall cause the Surviving Corporation to appoint Patrick Howard, Chief Executive Officer of the Bank, to serve on the board of directors of the Bank after the Closing Date.

ARTICLE II
 THE CLOSING AND THE CLOSING DATE
Section 2.01 Time and Place of the Closing and Closing Date.
(a)
On a date mutually acceptable to Parent and the Company within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a meeting will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement; provided, however, that the Closing Date shall not be on a date prior to (i) January 1, 2017, or (ii) the 11th calendar day of the month in which the Closing will occur.  If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b)
The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Texas in accordance with the TBOC (the “Effective Time”).  The parties will use commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.

(c)
The Closing will take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 at 10 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02 Actions to be Taken at the Closing by the Company.  At the Closing, the Company will execute and acknowledge, or cause to be executed and acknowledged, and deliver to Parent such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of Parent to close hereunder):
(a)	True, correct and complete copies of the Company’s Certificate of Formation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;
(b)	True, correct and complete copies of the Bank’s articles of association and all amendments thereto, duly certified as of a recent date by the Office of the Comptroller of the Currency (the “OCC”);
(c)
A certificate of account status, dated as of a recent date, issued by the Texas Comptroller of Public Accounts, duly certifying as to the good standing of the Company under the laws of the State of Texas;

(d)	A certificate of good standing from the OCC, duly certifying as of a recent date as to the good standing of the Bank under the Laws of the United States;
(e)
A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act, as amended (the “FDIA”);

(f)	A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that the Company is a registered bank holding company under the BHC Act;
(g)
A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Company, pursuant to which such officer will certify: (i) the due adoption by the Company Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of the Company of this Agreement; (iii) the incumbency and true signatures of those officers of the Company duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Bylaws of the Company attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of Company Stock as of the Closing Date;
(h)
A certificate, dated as of the Closing Date, signed by the chief executive officer of the Company, pursuant to which the Company will certify that (i) the Company has satisfied the conditions set forth in Sections 8.01 and 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to the Company and its Subsidiaries, individually or in the aggregate, since December 31, 2015;

(i)	All consents required from third parties to complete the transactions contemplated by this Agreement listed on Confidential Schedule 2.02(i);
(j)
A duly executed certificate in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(iii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; and

(k)	All other documents required to be delivered to Parent under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Parent or its counsel.
Section 2.03 Actions to be Taken at the Closing by Parent. At the Closing, Parent will execute and acknowledge, or cause to be executed and acknowledged, and deliver to the Company such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of the Company to close hereunder):
(a)	True, correct and complete copies of Parent’s Certificate of Formation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;
(b)	True, correct and complete copies of Merger Sub’s Certificate of Formation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;
(c)	True, correct and complete copies of Tectonic’s Certificate of Formation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;
(d)	A certificate of the Secretary of State of the State of Texas, dated as of a recent date, duly certifying as to the existence of Parent under the laws of the State of Texas;

(e)	A certificate of the Secretary of State of the State of Texas, dated as of a recent date, duly certifying as to the existence of Merger Sub under the laws of the State of Texas;
(f)	A certificate of the Secretary of State of the State of Texas, dated as of a recent date, duly certifying as to the existence of Tectonic under the laws of the State of Texas;
(g)	A certificate of account status, dated as of a recent date, issued by the Texas Comptroller of Public Accounts, duly certifying as to the good standing of Parent under the laws of the State of Texas;
(h)
A certificate of account status, dated as of a recent date, issued by the Texas Comptroller of Public Accounts, duly certifying as to the good standing of Merger Sub under the laws of the State of Texas;

(i)
A certificate of account status, dated as of a recent date, issued by the Texas Comptroller of Public Accounts, duly certifying as to the good standing of Tectonic under the laws of the State of Texas;

(j)
A certificate, dated as of the Closing Date, signed by the appropriate executive officer of Parent, pursuant to which such officer will certify (i) the due adoption by the Parent Board of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of Parent duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Parent, (iii) that the copy of the Bylaws of Parent attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; (iv) Parent has satisfied the conditions set forth in Sections 7.01 and 7.02; and (v) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to Parent since Parent’s formation;

(k)
A certificate, dated as of the Closing Date, signed by the Secretary or an Assistant Secretary of Merger Sub, pursuant to which Merger Sub will certify (i) the due adoption by the Board of Directors of Merger Sub of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of the Merger Agreement and the other agreements and documents contemplated hereby and thereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the sole shareholder of Merger Sub of resolutions authorizing the Merger, the Merger Agreement and the transactions contemplated by hereby and thereby; (iii) the incumbency and true signatures of those officers of Merger Sub duly authorized to act on its behalf in connection with the Merger and to execute and deliver the Merger Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Merger Sub, and (iv) that the copy of the Bylaws of Merger Sub attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;
(l)
A certificate, dated as of the Closing Date, signed by the appropriate executive officer of Tectonic, pursuant to which such officer will certify (i) the incumbency and true signatures of those officers of Tectonic duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Parent, and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse change with respect to Tectonic since December 31, 2015;

(m)	All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 2.03(m); and
(n)
All other documents required to be delivered to the Company by Parent under this Agreement, and all other documents, certificates and instruments as are reasonably requested by the Company or its counsel.

ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the confidential schedules delivered by the Company to Parent prior to the execution hereof (collectively, the “Company Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, the Company hereby represents and warrants to Parent as follows:
Section 3.01 Organization and Qualification.
(a)
The Company is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Texas and is a bank holding company registered under the BHC Act.  The Company has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the

Certificate of Formation and Bylaws of the Company, as amended to date, certified by the Secretary of the Company, have been made available to Parent. The Company does not own or control any Affiliate or Subsidiary, other than the Bank. The nature of the business of the Company and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Texas. The Company has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Company has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Company other than the Bank.
(b)
The Bank is a national banking association, duly organized and validly existing under the Laws of the United States of America and in good standing under all Laws of the United States. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of association and bylaws of the Bank, as amended to date, certified by the Secretary or Cashier of the Bank have been made available to Parent. The Bank is an insured bank as defined in the FDIA.  The Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of its business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except when the failure to be so licensed or qualified would not be material. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02 Authority; Execution and Delivery.  The Company has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Company Board.  The Company Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders with a recommendation from the Company Board in favor of approval (the “Company Recommendation”) and has adopted a resolution to the foregoing effect.  The Company has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by the Company, and each constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03 Capitalization.
(a)
The entire authorized capital stock of the Company consists solely of 10,000,000 shares of Company Stock, of which 4,051,657 shares are issued and outstanding and no shares are held as treasury stock.  Except as set forth on Confidential Schedule 3.03(a), there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Company to purchase or otherwise acquire any security of or equity interest in the Company, obligating the Company to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Company Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of Company Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of Company Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of Company Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(b)
The entire authorized capital stock of the Bank consists solely of 3,000,000 shares of common stock, par value $5.00 per share, of the Bank (“Bank Stock”) of which 253,500 shares are issued and outstanding and no shares are held as treasury stock.  There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable (except as provided under 12 U.S.C. § 55), and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

Section 3.04 Compliance with Laws, Permits and Instruments.
(a)
The Company and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it under this Agreement to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the Certificate of Formation of the Company or any of its Subsidiaries or the Bylaws or other governing documents of the Company or any of its Subsidiaries (collectively, the “Company Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to the Company, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to the Company or any of its Subsidiaries or their respective assets, operations, properties or businesses.
(b)
The Company and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to it, including, without limitation and as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Federal Consumer Credit Protection Act any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and any other law relating to consumer protection, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all other laws and regulations governing the operations of a federally insured financial institution (collectively, “Banking Laws”). The Company and the Bank have neither had nor suspected any material incidents of fraud or defalcation involving the Company, the Bank or any of their respective officers, directors or Affiliates during the last two years. The Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to the Bank that are designed to properly monitor transaction activity (including wire transfers). The Bank is designated as a small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(c)
The execution, delivery and performance of this Agreement (provided the required regulatory and shareholder approvals are obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to the Company or any of its Subsidiaries or their respective assets, operations, properties or businesses or (iii) any material Law or Order of any Governmental Entity applicable to the Company and any of its Subsidiaries and their respective assets, operations, properties and businesses, taken as a whole.

Section 3.05 Financial Statements.
(a)
The Company has furnished to Parent true and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013, December 31, 2014 and December 31, 2015, and the related audited consolidated statements of operations, shareholders’ equity, and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors for the years ended as of such dates, and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, and the related consolidated statements of operations of the Company (collectively, “Company Financial Statements”). The Company Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the financial condition of the Company and the Bank, as applicable, at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Company Financial Statements accurately and fairly reflect in all material respects the transactions of the Company. The Company Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b)
The Company has furnished Parent with true and complete copies of the Reports of Condition and Income as of December 31, 2013, 2014 and 2015 and June 30, 2016 (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with (i) regulatory accounting principles (“RAP”) as applied to banking institutions, (ii) the Interagency Policy Statement on the Allowance for Loan and Lease Losses and (iii) all applicable rules and regulations.

(c)
Since December 31, 2012, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2012, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2012, by the Company or any of its officers, directors, employees or agents to the Company Board (or any committee thereof) or to any director or officer of the Company.
(d)
Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements.

Section 3.06 Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by the Company or any of its Subsidiaries or liabilities for federal, state or local taxes or assessments), that are not reflected in or disclosed in the appropriate Company Financial Statements or Call Reports, except those (a) liabilities and expenses incurred in the ordinary course of business and consistent with past practices since the applicable dates of the Company Financial Statements or the Call Reports, respectively, or (b) that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 3.07 Litigation.
(a)
Except as set forth on Confidential Schedule 3.07, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries, nor to the Knowledge of the Company, is there any basis for any proceeding, claim or any action against the Company or any of its Subsidiaries. There is no Order imposed upon the Company or any of its Subsidiaries, or their respective assets or property, that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to the Company and its Subsidiaries, taken as a whole.

(b)
No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by the Company or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve, the OCC and the Texas Department of Banking (“TDB”) and the approval of such applications, filings and notices, as necessary, (b) the filing with the Securities and Exchange Commission (“SEC”) of any filings under applicable requirements of the Exchange Act, and (c) the filing of the certificates of merger with the Secretary of State of the State of Texas pursuant to the requirements of the TBOC, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the transactions contemplated by this Agreement.  As of the date of this Agreement, the Company knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and the Company has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.
Section 3.09 Title to Assets.  Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (i) owned by the Company or any of its Subsidiaries (“Owned Real Property”), or (ii) leased pursuant to which the Company or any of its Subsidiaries is a party, either as a lessor or lessee (“Leased Real Property”).  The Company or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the Company Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by the Company or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens (except for Permitted Encumbrances), except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on the Company.
Section 3.10 Absence of Certain Changes or Events.  Except as set forth on Confidential Schedule 3.10, since June 30, 2016, (a) the Company and each of its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that has occurred, or is reasonably likely to occur, that would, either individually or in the aggregate, would have, or reasonably be expected to have a Material Adverse Change on the Company and its Subsidiaries, and (c) there has not been (i) any action or event of the type that would have required the consent of Parent under Sections 5.04 and 5.05, or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets the Company or any of its Subsidiaries (whether or not covered by insurance).
Section 3.11 Leases, Contracts and Agreements.
(a)	Confidential Schedule 3.11(a) sets forth a complete listing of all material contracts to which the Company or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:

(i)	relate to real property used by the Company or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);
(ii)
relate in any way to the assets or operations of the Company or any of its Subsidiaries and involves payments to or by the Company or any of its Subsidiaries of $100,000 or more during the term thereof;

(iii)	contain any right of first refusal or option to purchase in favor of a third party;
(iv)
limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of Parent or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(v)
obligates the Company or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than the Company or any of its Subsidiaries “most favored nation” status or similar rights;

(vi)
relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(vii)	relates to indebtedness of the Company or any of its Subsidiaries;
(viii)	provides for potential indemnification payments by the Company or any of its Subsidiaries;
(ix)
the potential obligation of the Company or any of its Subsidiaries to repurchase loans and involves payments to or by the Company or any of its Subsidiaries of $100,000 or more during the term thereof;

(x)
provides any rights to investors in the Company, including registration, preemptive or antidilution rights or rights to designate members of or observers to the Company’s or any of its Subsidiaries’ Board of Directors;

(xi)	is a data processing/technology contract, software programming or licensing contract and involves payments to or by the Company or any of its Subsidiaries of $25,000 or more during the term thereof;
(xii)	except for the Voting Agreements, is a voting trust, voting agreement, shareholders’ agreement or similar arrangement relating to a right of first refusal with respect to the purchase, sale or voting of any shares of Company Stock;
(xiii)
requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xiv)	limits the payment of dividends by the Bank or any other Subsidiary of the Company; or
(xv)	was otherwise not entered into in the ordinary course of business.
(b)
For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, (viii) deposit liabilities of, (ix) Federal Home Loan Bank advances of, (x) Federal Reserve Bank loans of, or (xi) trade payables in the ordinary course of business in amounts of less than $50,000 of, the Company or the Bank.

(c)
Other than Small Business Administration (“SBA”) loans and U.S. Department of Agriculture (“USDA”) loans, no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to the Company or any of its Subsidiaries.  All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms, subject to the Bankruptcy Exception.

(d)	True and correct copies of all such Listed Contracts, and all amendments thereto, have been furnished to Parent.
(e)
All rent and other payments by the Company and each of its Subsidiaries under the Listed Contracts are current, there are no material existing defaults by the Company or any of its Subsidiaries under the Listed Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder.

Section 3.12 Taxes.
(a)
Each of the Company and its Subsidiaries have filed all Tax Returns that it was required to file under applicable Laws with the appropriate Governmental Entity.  All such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable Laws.  All Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has been made within the past three (3) years by an authority in a jurisdiction where the

Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is subject to taxation by that jurisdiction. Other than Permitted Encumbrances, there are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries.
(b)
The Company and each of its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Entity all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)
There is no material action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which any of the directors and officers of the Company or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority.

(d)
True and complete copies of the federal, state and local income Tax Returns of the Company and each of its Subsidiaries, as filed with the taxing authority for the years ended December 31, 2013, 2014, and 2015 have been furnished to Parent. Neither the Company nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(e)
Neither the Company nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f)
Neither the Company nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement, other than (i) those to which only the Company and the Bank are parties, or (ii) commercial business agreements, the principal purpose of which is not the allocation of Taxes.

(g)
Neither the Company nor any of its Subsidiaries (i) has been a member of any group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person other than the Company or its Subsidiaries under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, under applicable Law.

(h)	Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
(i)
Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to an understatement of federal income tax within the meaning of Section 6662 of the Code.

(j)
Neither the Company nor any of its Subsidiaries will be required to include any item of income in, nor will the Company or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in the Company’s or any of its Subsidiary’s method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by the Company or any of its Subsidiaries; (iii) intercompany transaction or excess loss account of the Company or any of its Subsidiaries described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by the Company or any of its Subsidiaries; (v) prepaid amount received on or prior to the Closing Date by the Company or any of its Subsidiaries, or (vi) election under Section 108(i) of the Code.

(k)
Neither the Company nor any of its Subsidiaries have distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)
Within the past three (3) years, the Internal Revenue Service (the “IRS”) has not challenged the interest deduction on any of the Company’s or any of its Subsidiaries’ debt on the basis that such debt constitutes equity for federal income tax purposes.

(m)
The unpaid Taxes of the Company and each of its Subsidiaries (i) did not, as of December 31, 2015, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their respective Tax Returns.

(n)
Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or plan that has resulted in or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. tax law) or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) ( or any corresponding provision of state, local or non-U.S. Tax law).

Section 3.13 Insurance.  Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to the Company and each of its Subsidiaries. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or, to the Company’s Knowledge, threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon.  Neither the Company nor any of its Subsidiaries is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Confidential Schedule 3.13, neither the Company nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which the Company or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of the Company and each of its Subsidiaries is insured for an amount deemed adequate by the Company’s management, as applicable, against risks deemed appropriate by Company’s management.  There have been no claims under any fidelity bonds of the Company or any of its Subsidiaries within the last three (3) years, and the Company has no Knowledge of any facts that would form the basis of a claim under such bonds.
Section 3.14 Reserved.
Section 3.15 Proprietary Rights.  Neither the Company nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations.  To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons.  There is no claim or action by any such Person pending, or to the Company’s Knowledge, threatened, with respect to the Company’s Proprietary Rights.
Section 3.16 Transactions with Certain Persons and Entities.  Excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of the Company or any of its Subsidiaries. Except as set forth on Confidential Schedule 3.16, neither the Company nor any of its Subsidiaries uses any asset owned by any shareholder or any present or former director or officer of the Company or any of its Subsidiaries, or any Affiliate thereof, in its operations (other than personal belongings of such officers and directors located in the Company’s or any of its Subsidiaries’ premises and not used in the operations of the Company or any of its Subsidiaries), nor do any of such persons own or have the right to use real property that is adjacent to property on which the Company’s or any of its Subsidiaries’ facilities are located. Except as set forth on Confidential Schedule 3.16, neither the Company nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of the Company or any of its Subsidiaries.
Section 3.17 Evidences of Indebtedness.

(a)
All loans and other extensions of credit (including commitments to extend credit) (each, a “Loan”) as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, are and were originated in compliance in all material respects with all applicable Laws.

(b)
Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Law, except for such exceptions as would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries.

(c)
Other than SBA loans and USDA loans, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)
Confidential Schedule 3.17(d) identifies (A) each Loan that as of September 30, 2016 had an outstanding balance and/or unfunded commitment of $500,000 or more and that as of such date (i) was contractually past due sixty (60) days or more in the payment of principal and/or interest, (ii) was on non-accrual status, (iii) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by Company, any of its Subsidiaries or the rules of any Regulatory Agency, (iv) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (v) where a specific reserve allocation existed in connection therewith or (vi) which was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (B) the aggregate outstanding balance of all Loans in each of the foregoing clauses (i)-(vi) that as of September 30, 2016 had an outstanding balance and/or funded commitment less than $500,000, and (C) each asset of Company or any of its Subsidiaries that as of September 30, 2016 had a book value of over $500,000 and that was classified as OREO or as a repossessed asset to satisfy Loans or asset acquired pursuant to a debt previously contracted in good faith, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (A) above, Confidential Schedule 3.17(d) sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of September 30, 2016.

(e)
Each outstanding material Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, except as may be limited by Bankruptcy Exceptions and (iii) to the Knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to Bankruptcy Exceptions. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Company and are complete and correct in all material respects.
Section 3.18 Condition of Assets.  All tangible assets used by the Company and each of its Subsidiaries (other than those tangible assets with a book value of less than $5,000) are in good operating condition, ordinary wear and tear excepted, and conform in all material respects with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. None of the Company’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.
Section 3.19 Environmental Compliance.
(a)
Confidential Schedule 3.19(a) sets forth all analyses, surveys, studies, samplings, assessments, investigations or Phase I, II or III environmental reports on or related to any real property owned by the Company and/or the Bank (“Environmental Reports”), and the Company has provided copies of such Environmental Reports to Parent.

(b)
The Company and each of its Subsidiaries, operations and Properties are in compliance with all Environmental Laws.  The Company has no Knowledge of, nor has the Company or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of the Company or any of its Subsidiaries with all Environmental Laws.

(c)
The Company and each of its Subsidiaries have obtained all permits, licenses and authorizations that are required of it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(d)
Except as set forth on Confidential Schedule 3.19(d), no Hazardous Materials exist on, about or within any of the Properties, nor to the Knowledge of the Company have any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment and that would not give rise to an obligation to conduct a remedial action pursuant to Environmental Laws. The use that the Company and each of its Subsidiaries makes and intends to make of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment.

(e)
There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending or to the Company’s Knowledge threatened against the Company, any of its Subsidiaries or, to the Company’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. Neither the Company nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither the Company nor any of its Subsidiaries has received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has the Company or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(f)
None of the following exists at any property or facility owned or operated by the Company or any of its Subsidiaries: (i) under or above‑ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, or (iv) landfills, surface impoundments, or disposal areas.

(g)	None of the properties currently owned or operated by the Company or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.
(h)
The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so‑called “transaction‑triggered” or “responsible property transfer” Environmental Laws.

(i)
Neither the Company nor any of its Subsidiaries, either expressly or by operation of law, assumed or has undertaken any obligation, including any obligation for remedial action, of any other Person under any Environmental Law.

(j)	The Company has provided Parent with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.
(k)
Notwithstanding any other representation or warranty contained in Article III, unless the term “Environmental Law” is expressly used in the statement, Section 3.19 contains the only representations and warranties by the Company or any of its Subsidiaries that shall be deemed to apply to or arise out of or in any way relate to Environmental Law and shall control.

Section 3.20 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by the Company and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, the OCC and the TDB, have been timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and reasonably complete in all material respects.  Except as set forth on Confidential Schedule 3.20, (a) none of the Company or any of its Subsidiaries is or has been within the last four (4) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies, and the Company and each of its Subsidiaries are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries by or prior to any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to the Company’s Knowledge, investigation into the business or operations of the Company or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or the Bank.  The Company is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 5.3(g)).
Section 3.21 Absence of Certain Business Practices.  Neither the Company nor any of its Subsidiaries or any officer, employee or agent of the Company or any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of the Company or any of its Subsidiaries (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction) that (a) might subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Change, or (c) if not continued in the future might result in a Material Adverse Change or might subject the Company or any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.
Section 3.22 Books and Records.  The minute books, stock certificate books and stock transfer ledgers of the Company and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of the Company or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.
Section 3.23 Forms of Instruments, Etc.  The Company has made, and will make, available to Parent copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by the Company and its Subsidiaries in the ordinary course of its business.
Section 3.24 Fiduciary Responsibilities.  Since December 31, 2011, the Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the governing documents and applicable Law in all material respects. None of the Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, has committed any material breach of trust with respect to any such fiduciary account.
Section 3.25 Guaranties.  According to past business practices and in compliance with applicable Law, neither the Company nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.
Section 3.26 Reserved.
Section 3.27 Employee Relationships.  The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and the Company believes that the relationships between the Company’s and each of its Subsidiaries’ employees are good. To the Knowledge of the Company and except as set forth on Confidential Schedule 3.27, no executive officer or manager of any of the operations of the Company or any of its Subsidiaries or of any group of employees of the Company or any of its Subsidiaries have any present plans, or have had discussions, to terminate their employment with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement, including, without limitation, any executive officer of the Company or the Bank or any member of SBA management and/or senior management team. Except as set forth on Confidential Schedule 3.27, the Company is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment.  There are no unfair labor practice complaints pending against the Company or any of its Subsidiaries prior to the National Labor Relations Board and no similar claims pending prior to any similar state or local or foreign agency. To the Knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company or any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice, except for such noncompliance or labor practice.
Section 3.28 Employee Benefit Plans.
(a)
Set forth on Confidential Schedule 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all multiple employer and “multiemployer plans” (as defined ERISA § 3(37)), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, or contributed to, by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any liability thereunder, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of the Company or any of its Subsidiaries, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”). Except as set forth on Confidential Schedule 3.28(a), true, accurate and complete copies of the documents comprising each Employee Plan, or, in the case of each unwritten Employee Plan, a written description thereof, including, to the extent applicable, each award agreement, trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), the most current determination letter or opinion issued by the Internal Revenue Service, and Form 5500 Annual Reports (including all schedules and attachments) for the three most recent plan years have been delivered to Parent and are included and specifically identified in Confidential Schedule 3.28(a). No unwritten amendment exists with respect to any written Employee Plan.
(b)
Except as set forth on Confidential Schedule 3.28(b) no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV, and neither the Company nor any of its Subsidiaries has ever sponsored or otherwise maintained such a plan.

(c)
Except as set forth on Confidential Schedule 3.28(c), there have been no prohibited transactions (as defined in Code § 4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject the Company, any of its Subsidiaries or any Employee Plan to any taxes, penalties, or other liabilities (including any liability arising from any indemnification agreement or policy), except to the extent that the Company, any of its Subsidiaries or any Employee Plan sponsored by the Company or any of its Subsidiaries is involved in such transaction or breach. Each Employee Plan that is intended to be qualified under Code § 401(a) has a current favorable determination or opinion letter and has no obligation to adopt any amendments for which the remedial amendment period under Code § 401(b) has expired and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter.  Each such Employee Plan is so qualified and has been operated in material compliance with applicable Law and its terms, any related trust is exempt from federal income tax under Code § 501(a) and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code § 511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the Company’s Knowledge, none are threatened, except to the extent that the Company, any of its Subsidiaries, or any Employee Plan sponsored by the Company or any of its Subsidiaries is involved in such transaction.  No written or oral representations have been made by or on behalf of the Company or any of its Subsidiaries to any employee or former employee of the Company or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA § 3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code § 4980B). Except as identified on Confidential Schedule 3.28(c), the completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any current or former employee, officer or director of the Company or any of its Subsidiaries except as expressly contemplated by this Agreement.  Except as identified on Confidential Schedule 3.28(c), there are no surrender charges, penalties, or other costs or fees that would be imposed by any person against the Company or any of its Subsidiaries, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.
(d)
Except as set forth on Confidential Schedule 3.28(d), the execution, delivery and performance by the Company of its obligations under the transactions contemplated by this Agreement and/or the approval of the Company’s shareholders of the Merger (whether alone or in connection with any subsequent event(s)), will not (i) result in severance pay or any increase in severance pay upon any termination of employment, (ii) result in the acceleration of the time of payment or vesting of, or any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other obligation with respect to any employee of the Company or any of its Subsidiaries or pursuant to, any Employee Plan, (iii) result in any payments or benefits which would not be deductible pursuant to Code § 280G.

(e)
All contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by the Company or any of its Subsidiaries on or before the Closing Date have been timely paid (including permissible extensions) to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(f)
No participant or beneficiary of a participant has been denied any benefit due or to become due under any Employee Plan.  To the Company’s Knowledge, no person has been misled as to his or her rights under any Employee Plan. All obligations required to be performed by the Company and any of its Subsidiaries under any Employee Plan have been performed in all material respects and neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of any Employee Plan in any material respect. To the Company’s Knowledge, no event has occurred that would constitute grounds for an enforcement action by any party against the Company, any of its Subsidiaries or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(g)
With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by any corporation or trade or business, the employees of which, together with the employees of the Company and each of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code § 414 (the “Controlled Group Plans”):

(i)
Each Controlled Group Plan that is a “group health plan” (as defined in Code § 5000(b)(1) and ERISA § 733(a)) is, and at all times since March 23, 2010, has been, in compliance in all respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject to subject the Company, any of its Subsidiaries or such Controlled Group Plan to penalties or excise taxes under Code §§ 4980D, 4980H or 4980I, or any other provision of the Healthcare Reform Laws; and

(ii)
Except as set forth on Confidential Schedule 3.28(g), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which the Company or any of its Subsidiaries had any liability in the last 5 years (or would have had liability if notice had been given).

Each such Controlled Group Plan is included in the listing of Employee Plans on Confidential Schedule 3.28(a).
(h)
Except as set forth on Confidential Schedule 3.28(h), each Employee Plan that provides for health, dental, vision, life, disability or similar coverage is covered by one or more third-party insurance policies and neither the Company nor any of its Subsidiaries is liable for self-insuring any such claims.

(i)
Except as set forth on Confidential Schedule 3.28(i), all Employee Plan documents, annual reports or returns, audited, compiled or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed (including permissible extensions) or distributed to the extent required by Law.

(j)
Except as set forth on Confidential Schedule 3.28(j), no Employee Plan holds any stock or other securities of the Company or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(k)
Except as provided in Confidential Schedule 3.28(k), the Company or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes

(but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due or accrued on or before the effective date of such amendment, withdrawal or termination and for customary termination expenses.
(l)
Except as provided in Confidential Schedule 3.28(l), each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code § 409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code § 409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Code § 409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Code § 409A, and (ii) since January 1, 2011, been materially in documentary and operational compliance with Code § 409A and all applicable IRS guidance promulgated thereunder. Except as provided in Confidential Schedule 3.28(l), no additional tax under Code § 409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan or other contract, plan, program, agreement, or arrangement. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code § 409A(a)(1)(B). No currently outstanding stock option or other right to acquire Company Stock or other equity security of the Company or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of the Company or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by the Company in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of the Company or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under Code § 409A).

Section 3.29 Obligations to Employees.  All accrued obligations and liabilities of the Company, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid (including permissible extensions) to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) federal, state, and local withholding and employment Taxes and unemployment compensation and (b) Employee Plans.  To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by the Company or its Subsidiaries according to GAAP.

Section 3.30 Investments.
(a)
The Company has delivered to Parent a complete list, as of June 30, 2016, of all securities, including investment securities (as defined in 12 C.F.R. § 1.2(e)), owned by the Company and its Subsidiaries, and all such securities are owned by the Company or its Subsidiaries (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. All of the securities owned, directly or indirectly, by the Company are permissible investments for a national banking association and are in material compliance with applicable Law.  Other than the Company’s Subsidiaries, there are no entities in which the Company owns 5% or more of the issued and outstanding voting securities. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Company’s securities portfolio.

(b)
Each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries.  Such securities and commodities are valued and reflected on the books of the Company and its Subsidiaries in accordance with GAAP in all material respects.

(c)
The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are reasonable in the context of such businesses.  Prior to the date of this Agreement, the Company has made available to Parent the material terms of such policies, practices and procedures.

Section 3.31 Interest Rate Risk Management Instruments.  Other than loan products that provide for interest rate caps or floors, neither the Company nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries.
Section 3.32 Internal Controls.  The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the

Company’s internal controls over financial reporting.  None of the Company’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company, any of its Subsidiaries or their accountants.
Section 3.33 Information Technology; Security & Privacy.  All information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the Company’s business (collectively, “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry (including strong passwords), to ensure proper operation, monitoring and use. The Company IT Systems are in material compliance with regulatory standards and guidelines as required by applicable Law. The Company has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard Company IT Systems. Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business. The Company has not experienced since January 1, 2012 any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach or other failure or deficiency of the Company IT Systems. The Company has taken reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. The Company, is not in breach of any material contract related to any Company IT Systems. To the Knowledge of the Company, has at all times complied in all material respects with all applicable legal requirements (including but not limited to all regulatory standards and guidelines) relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of the Company. The Company has at all times complied in all material respects with all rules, policies and procedures established by the Company from time to time with respect to the foregoing. No claims are pending and, to its Knowledge, no claims have been asserted or threatened against the Company or are likely to be asserted or threatened against the Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures. The consummation of the Merger and the other transactions contemplated hereby will not breach or otherwise cause any violation of any such Laws, policies or procedures. With respect to all personal information described herein, the Company has taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with the Laws, policies or procedures referred to herein. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that information.
Section 3.34 Agreements Between the Company and its Subsidiaries; Claims.  Except as set forth on Confidential Schedule 3.34, there are no written or oral agreements or understandings between the Company and any of its Subsidiaries. All past courses of dealings between the Company and each of its Subsidiaries have been conducted in the ordinary course of business, on arm’s-length terms consistent with applicable Law. The Company has no Knowledge of any Claims that the Company has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such Claim.
Section 3.35 Securities and Exchange Commission Reporting Obligations.  The Company has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act since December 31, 2013. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 3.36 Representations Not Misleading.  No representation or warranty by the Company contained in this Agreement, nor any exhibit or schedule furnished to Parent by the Company under and pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over the Company or its properties of the facts and circumstances upon which they were based.
Section 3.37 State Takeover Laws.  The Company Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.
Section 3.38 Company Information.  None of the information supplied or to be supplied by the Company for inclusion in the Proxy Statement, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of Company or at the time Company shareholders vote on the matters constituting the Requisite Company Approval, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company in this Section 3.38 with respect to statements made therein based on information supplied by Parent in writing expressly for inclusion in the Proxy Statement or such other applications, notifications or other documents.
Section 3.39 Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Company Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from The Bank Advisory Group, L.L.C., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.
Section 3.40 Brokerage Fees and Commissions.  Except as set forth on Confidential Schedule 3.40, no agent, representative or broker has represented the Company in connection with the transactions described in this Agreement. Parent will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of the Company or any shareholder of the Company, and the Company hereby agrees to indemnify and hold Parent harmless for any amounts owed to any agent, representative or broker of the Company or any shareholder of the Company.
Section 3.41 No Other Representations or Warranties.  Except as expressly set forth in Article III of this Agreement, none of the Company, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to the Company or any of its Subsidiaries or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.
ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF PARENT
Except as disclosed in the disclosure schedules delivered by Parent to the Company prior to the execution hereof (the “Parent Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced, and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Parent hereby represents and warrants to the Company as follows:
Section 4.01 Organization and Qualification.
(a)
Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Parent has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.  True and complete copies of the certificate of formation and bylaws of Parent, as amended to date, have been made available to the Company.  Parent does not own or control any Affiliate or Subsidiary, except that at the Effective Time, it will own and control Merger Sub. The nature of the business of Parent and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Texas. The nature of the business of Parent is duly licensed or qualified to do business in the State of Texas.  Parent has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Parent has not been conducted through any other direct or indirect Subsidiary or Affiliate of Parent.
Section 4.02 Authority; Execution and Delivery.
(a)
Parent has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Parent Board.  Parent has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party.  This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Parent, and each constitutes the legal, valid and binding obligation of Parent, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03 Capitalization of Parent.  The entire authorized capital stock of Parent consists solely of 10,000,000 shares of Parent Stock. There is 1 share of Parent Stock which is issued and outstanding as of the date of this Agreement. The issued and outstanding share of Parent Stock is validly issued, fully paid and nonassessable, and has not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state laws.
Section 4.04 Compliance with Laws, Permits and Instruments.
(a)
Parent holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to Parent, individually or in the aggregate, or to the Knowledge of Parent is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b)
Parent has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time shall be in default) under, or in violation of, (i) any provision of the certificate of formation or bylaws of Parent or any Subsidiary of Parent or other governing documents of Parent, as applicable (collectively, the “Parent Constituent Documents”), (ii) any material provision of any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Parent or any Subsidiary of Parent, or their respective assets, operations, properties or businesses now conducted or heretofore conducted, taken as a whole or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any Governmental Entity applicable in any material respect to Parent or any Subsidiary of Parent or their respective assets, operations, properties or businesses now conducted or heretofore conducted.
(c)
The execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the Parent Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Parent or any Subsidiary of Parent, or their respective assets, operations, properties or businesses or (iii) any material Law or Order of any Governmental Entity applicable to Parent and any Subsidiary of Parent and their respective assets, operations, properties and businesses, taken as a whole.

Section 4.05 Litigation.
(a)
Except as set forth on Confidential Schedule 4.05, Parent is not a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent, nor to the Knowledge of Parent, is there any basis for any proceeding, claim or any action against Parent. There is no Order imposed upon Parent or the assets or property of Parent that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to Parent.

(b)
No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of Parent, threatened against Parent that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Parent pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.06 Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve, the OCC and the TDB and approval of such applications, filings and notices, as necessary, (b) the filing with the SEC of any filings under applicable requirements of the Exchange Act, and (c) the filing of the certificates of merger with the Secretary of State of the State of Texas pursuant to the requirements of the TBOC, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by the Company of the transactions contemplated by this Agreement.  As of the date of this Agreement, Parent knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and Parent has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.
Section 4.07 Absence of Certain Changes or Events.  Except as set forth on Confidential Schedule 4.07, since its formation, (a) Parent has conducted its business only in the ordinary course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that has occurred, or is reasonably likely to occur, that would, either individually or in the aggregate, would have, or reasonably be expected to have a Material Adverse Change on Parent, or that could materially affect Parent’s or its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby, and (c) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Parent or any of its Subsidiaries (whether or not covered by insurance).
Section 4.08 Representations Not Misleading.  No representation or warranty by Parent contained in this Agreement, nor any exhibit or schedule furnished to the Company by Parent under and pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over Parent or their properties of the facts and circumstances upon which they were based.
Section 4.09 State Takeover Laws.  The Parent Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.
Section 4.10 Parent Information.  None of the information supplied or to be supplied by Parent for inclusion in the Proxy Statement, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of Company or at the time Company shareholders vote on the matters constituting the Requisite Company Approval, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Parent in this Section 4.10 with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion in the Proxy Statement or such other applications, notifications or other documents.
Section 4.11 Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.
Section 4.12 Vote/Approval Required.  No vote or consent of the holders of the Parent Common Stock is necessary to approve this Agreement or the transactions contemplated hereby. The vote or consent of the Parent as the sole shareholder of Merger Sub is the only consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby.
Section 4.13 Brokerage Fees and Commissions.  No agent, representative or broker has represented Parent in connection with the transactions described in this Agreement. The Company will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Parent and Parent hereby agrees to indemnify and hold the Company harmless for any amounts owed to any agent, representative or broker of Parent.
Section 4.14 Financing.  Parent will have as of the Closing Date sufficient Financing available for it to pay the Merger Consideration as contemplated hereby, including, but not limited to the executed commitment letter set forth on Confidential Schedule 4.14 (the “Commitment Letter”) pursuant to which, upon the terms and subject to the conditions set forth therein, such lender has agreed to lend the amount set forth therein for the purpose of partially funding the transactions contemplated by this Agreement (the “Debt Financing”), and to satisfy all of its other obligations under this Agreement.  Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Parent on the Closing Date.
Section 4.15 Experience.  Parent, either alone or together with its respective representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement and has so evaluated the merits and risks of such transactions.  Parent is capable of protecting its own respective interests in connection with the Merger.  Further, Parent understands that no representation is being made as to the future performance of the Company and its Subsidiaries.
Section 4.16 Access to Information.  Parent is sufficiently aware of and understands the Company’s business affairs and financial condition to reach an informed and knowledgeable decision to enter into this Agreement.  Parent acknowledges that it has had the opportunity to perform due diligence with respect to the Company and its Subsidiaries and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, management and representatives of the Company concerning the terms and conditions of the Merger and the merits and risks of the transactions contemplated by this Agreement and any such questions have been answered to Parent’s reasonable satisfaction; (ii) access to information about the Company and its Subsidiaries and their respective financial condition, results of operations, business, properties, management, and prospects sufficient to enable Parent to evaluate its participation in the Merger; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to the Merger.  Parent has received all information they deem appropriate for assessing the Company’s financial condition and the transactions contemplated by this Agreement.  Neither such inquiries nor any other investigation conducted by or on behalf of Parent or its respective representatives or counsel shall modify, amend, or affect Parent’s right to rely on the truth, accuracy, and completeness of the Company’s representations and warranties contained in this Agreement.  Parent has sought such accounting, legal, and tax advice as it has considered necessary to make an informed decision with respect to the transactions contemplated by this Agreement.
Section 4.17 No Other Representations or Warranties.  Except as expressly set forth in this Agreement, none of Parent, its Subsidiaries, or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to Parent or any of its Subsidiaries, or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.
ARTICLE IV-A
REPRESENTATIONS AND WARRANTIES OF TECTONIC
Except as disclosed in the disclosure schedules delivered by Tectonic to the Company prior to the execution hereof (the “Tectonic Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Tectonic Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Tectonic that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article IV-A shall be deemed to qualify (1) any other section of this Article IV-A specifically referenced or cross-referenced, and (2) other sections of this Article IV-A to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Tectonic hereby represents and warrants to the Company as follows:
Section 4.01-A Organization and Qualification.  Tectonic is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.  Tectonic has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.  True and complete copies of the certificate of formation and operating agreement of Tectonic, as amended to date, have been made available to the Company.  Tectonic does not own or control any Affiliate or Subsidiary. The nature of the business of Tectonic and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Texas. The nature of the business of Tectonic is duly licensed or qualified to do business in the State of Texas.

Section 4.02-A Authority; Execution and Delivery.  Tectonic has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.  The execution and delivery of this Agreement has been duly and validly approved by the Tectonic Board of Directors.  Tectonic has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party.  This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Tectonic, and each constitutes the legal, valid and binding obligation of Tectonic, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
Section 4.03-A Compliance with Laws, Permits and Instruments.
(a)
Tectonic holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to Tectonic, individually or in the aggregate, or to the Knowledge of Tectonic is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b)
Tectonic has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time shall be in default) under, or in violation of, (i) any provision of the certificate of formation or operating agreement of Tectonic or any Subsidiary of Tectonic or other governing documents of Tectonic, as applicable (collectively, the “Tectonic Constituent Documents”), (ii) any material provision of any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Tectonic or any Subsidiary of Tectonic, or their respective assets, operations, properties or businesses now conducted or heretofore conducted, taken as a whole or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any Governmental Entity applicable in any material respect to Tectonic or any Subsidiary of Tectonic or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

(c)
The execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the Tectonic Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Tectonic or any Subsidiary of Tectonic, or their respective assets, operations, properties or businesses or (iii) any material Law or Order of any Governmental Entity applicable to Tectonic and any Subsidiary of Tectonic and their respective assets, operations, properties and businesses, taken as a whole.

Section 4.04-A Absence of Certain Changes or Events.  Except as set forth on Confidential Schedule 4.04-A, since June 30, 2016, (a) Tectonic has conducted its business only in the ordinary course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that has occurred, or is reasonably likely to occur, that would, either individually or in the aggregate, would have, or reasonably be expected to have a Material Adverse Change on Tectonic, and (c) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets the Company or any of its Subsidiaries (whether or not covered by insurance).
Section 4.05-A Tectonic Information.  None of the information supplied or to be supplied by Tectonic for inclusion in the Proxy Statement, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of Company or at the time Company shareholders vote on the matters constituting the Requisite Company Approval, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Tectonic in this Section 4.05-A with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion in the Proxy Statement or such other applications, notifications or other documents.
Section 4.06-A Experience.  Tectonic, either alone or together with its respective representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating its obligations under this Agreement and has so evaluated such obligations.  Tectonic is capable of protecting its own respective interests in connection with the Merger.  Further, Tectonic understands that no representation is being made as to the future performance of the Company and its Subsidiaries.
Section 4.07-A Representations Not Misleading.  No representation or warranty by Tectonic contained in this Agreement, nor any exhibit or schedule furnished to the Company by Tectonic under and pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over Tectonic or their properties of the facts and circumstances upon which they were based.
Section 4.08-A No Other Representations or Warranties.  Except as expressly set forth in this Agreement, none of Tectonic, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to Tectonic or any of its Subsidiaries, or otherwise, and whether express or implied, at Law, in equity or otherwise, respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE V
 COVENANTS OF THE COMPANY
Section 5.01 Commercially Reasonable Efforts.  During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, the Company agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement, required by law or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably or untimely withheld), the Company shall, and shall cause its Subsidiaries to, (a) conduct their respective businesses in the ordinary course consistent with past practices, (b) use all commercially reasonable efforts to (i) maintain and preserve intact its business organization, (ii) maintain their rights, franchises, licenses and other authorizations by Government Entities (iii) preserve their relationships with directors, executive officers, key employees, customers, suppliers and others having business dealings with them, and (iv) maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect, and (c) take no action that would reasonably be expected to materially and adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform the Company’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
Section 5.02 Company Shareholders’ Meeting.  The Company shall, in accordance with applicable Law:
(a)
take all action necessary in accordance with the SEC, TBOC and the Company Constituent Documents to duly call, give notice of, convene and hold a meeting of its shareholders (such meeting or any adjournment or postponement thereof, the “Shareholders’ Meeting”) as soon as reasonably practicable after the date hereof (and in any event, no later than thirty (30) days after the date the Proxy Statement is mailed to Company shareholders in accordance with Section 5.13) for the purpose of approving and adopting this Agreement, the Merger and the transactions contemplated hereby and, except in the case of termination of this Agreement pursuant to Section 9.01, shall solicit, and use its reasonable best efforts to obtain, the Requisite Company Approval thereat;

(b)	require no greater than the minimum vote of the capital stock of the Company required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby; and
(c)
subject to effecting a Change in Recommendation pursuant to Section 5.20, include in the Proxy Statement the recommendation of the Company Board that the shareholders of the Company vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby.

(d)
The Company agrees that, unless this Agreement is terminated pursuant to Section 9.01, its obligations pursuant to this Section 5.02 to convene and hold the Shareholders’ Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal.

Section 5.03 Information Furnished by the Company.  The Company shall promptly following receipt of a written request from Parent furnish or cause to be furnished to Parent, all information concerning the Company, including but not limited to financial statements, required for inclusion in any statement or application made or filed by Parent to any governmental body in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement. The Company represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The Company shall otherwise reasonably cooperate with Parent in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.
Section 5.04 Required Acts.  Between the date of this Agreement and the Closing, the Company will, and will cause of each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by Parent:
(a)
perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as the Company or any of its Subsidiaries may in good faith reasonably dispute;

(b)
use commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(c)
timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(d)
timely file, subject to extensions, all Tax Returns required to be filed by it and timely pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings;

(e)	promptly notify Parent of any Tax proceeding or claim pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries;
(f)
withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Entity when due;

(g)
account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP); and

(h)	promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the Company’s existing policy and procedures.
Section 5.05 Prohibited Acts.  Between the date of this Agreement and the Closing, the Company will not, and will not permit any of its Subsidiaries including the Bank to, without the prior written consent of Parent, except as set forth on Confidential Schedule 5.05:
(a)
merge into, consolidate with or sell its assets to any other Person or entity, change the Company’s or any of its Subsidiaries’ articles of association, certificate of formation or bylaws, increase the number of shares of Company Stock (other than by exercise of a Company Option) or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(b)
except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from the Company or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, (ii) any deposit (in any amount) made by an officer, director or employee or (iii) loans or extension of credit;

(c)
other than with respect to the Special Dividend, declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

(d)
discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except (i) in the ordinary course of business consistent with past practices, (ii) for liabilities incurred in connection with the transactions contemplated hereby and (iii) for Liens, obligations or liabilities reflected on the Company’s Financial Statements;

(e)
issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(f)
accelerate the vesting of pension or other benefits in favor of employees of the Company or any of its Subsidiaries except as provided by the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(g)	acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i)

through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);
(h)
mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) Federal Home Loan Bank advances, (iii) Federal Reserve Bank loans, and (iv) pledges of assets to secure public funds deposits;

(i)
(i) enter into, adopt, amend (except for such amendments as may be required by applicable Law or as provided under this Agreement) or terminate any Employee Plan, or any agreement, arrangement, plan or policy between the Company or its Subsidiaries and one or more of its directors or executive officers, (ii) except for normal pay increases other than to key employees or nonexecutive officers in the ordinary course of business consistent with past practice or as required by any plan or arrangement as in effect as of the date hereof, materially increase in any manner the compensation or benefits of any director, officer or employee or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or (iii) grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award except as required as an existing obligation of the Company under the terms of any existing agreement.

(j)
make any material change in the rate of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past practices to its employees and officers;

(k)
enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, executive officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(l)
make any capital expenditures or capital additions or betterments in excess of $100,000 in the aggregate, except for such capital expenditures or capital additions that are consistent with the Company’s Fixed Asset and Capital Expenditures Policy, or that are necessary to prevent substantial deterioration of the condition of a property;

(m)
sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with past business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(n)
make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, other than changes consistent with past practice or to comply with recommendations, guidance, pronouncements or requirements of any applicable Regulatory Agency, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as consistent with past practice, as required by changes in GAAP as concurred in by the Company’s independent auditors, or as recommended or required by any applicable Regulatory Agency, or (iv) Tax election, change in taxable year, accounting methods for Tax purposes, amendment of a Tax Return, restriction on any assessment period relating to Taxes, settlement of any Tax claim or assessment relating to the Company or any of its Subsidiaries, “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or surrender any claim to a refund; or

(o)	enter into any acquisitions or leases, as Lessee, of real property, including new leases and lease extensions, other than equipment leases and OREO Property.
Section 5.06 Access; Pre-Closing Investigation.
(a)
Upon reasonable notice and subject to applicable Laws, the Company will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of Parent reasonable access to the properties, books, contracts and records of the Company and each of its Subsidiaries, permit Parent to make such inspections as Parent may require and furnish to Parent during such period all such information concerning the Company, each of its Subsidiaries and its affairs as Parent may reasonably request, in order that Parent may have the opportunity to make such reasonable investigation as it desires to make of the affairs of the Company and each of its Subsidiaries, including access sufficient to verify the value of the assets and the liabilities of the Company and each of its Subsidiaries and the satisfaction of the conditions precedent to Parent’s obligations described in Article VIII of this Agreement. Parent will use its commercially reasonable efforts not to disrupt the normal business operations of the Company or any of its Subsidiaries. The Company agrees at any time, and from time to time, to furnish to Parent as soon as practicable, any additional information that Parent may reasonably request.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose confidential supervisory information (as such term is defined in 12 C.F.R. § 4.32 and § 4.36) or other information where such access or disclosure would violate or prejudice the rights of the Company’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b)
No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.07 Additional Financial Statements.  The Company will promptly furnish Parent with true and complete copies of (a) SEC Reports, (b) each Call Report prepared after the date of this Agreement as soon as such reports are made available to the FDIC, and (c) upon request by Parent, unaudited month-end financial statements of the Company (when available).
Section 5.08 Untrue Representations.  The Company will promptly notify Parent in writing if the Company obtains Knowledge of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Parent or any representation or warranty made in or pursuant to this Agreement or that results in the failure of the Company or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.
Section 5.09 Litigation and Claims.  The Company will promptly notify Parent in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against the Company or any of its Subsidiaries or affecting any of their properties, and the Company will promptly notify Parent of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by the Company or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 5.10 Material Adverse Changes.  The Company will promptly notify Parent in writing if any change or development has occurred or, to the Knowledge of the Company, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on the Company or any of its Subsidiaries, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Article VIII not to be satisfied.
Section 5.11 Consents and Approvals.  The Company will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.02(i); provided, however, that the Company and its Subsidiaries shall not be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the consents and approvals of Governmental Entities that would reasonably be expected to have a material and adverse effect on the Parent, Merger Sub, Company and its Subsidiaries, taken as a whole, or the Surviving Corporation and its Subsidiaries, taken as a whole, in each case after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).
Section 5.12 Reserved.

Section 5.13 Proxy Statement.
(a)
The Company Board shall (i)  use its commercially reasonable efforts to obtain such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby, (ii) perform such other acts as may reasonably be requested by Parent to ensure that such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby are obtained, but consistent with Section 5.19 and Section 9.01, (iii) cause the Proxy Statement to be filed with the SEC no later than forty-five (45) days after the date hereof, (iv) cause the Proxy Statement to be mailed to the shareholders of the Company as soon as practicable after the date hereof, but in any event, no later than fifteen (15) days after the date the SEC approves, clears or otherwise informs the Company that it has no additional comments relating to the Proxy Statement, and (v) cause the Company Shareholders’ Meeting to occur no later than thirty (30) days after the date the Proxy Statement is mailed to Company shareholders.

(b)
If the Company becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, the Company shall promptly inform Parent thereof and take the necessary steps to correct the Proxy Statement.

(c)
Prior to mailing the Proxy Statement to Company shareholders, the Company will provide Parent drafts of the Proxy Statement and other documents relating to the Proxy Statement for Parent to review and comment upon, and the Company shall use its commercially reasonable efforts to incorporate into the Proxy Statement and other documents any reasonable comments or changes suggested by Parent.

Section 5.14 Employment Agreements.
(a)
The Company will take any and all actions that are necessary to terminate as of the Effective Time those Employment Agreements set forth in Confidential Schedule 5.14(a) (the “Existing Employment Agreements”).

(b)
The Company will use its commercially reasonable efforts to cause those employees of the Company and/or the Bank set forth on Confidential Schedule 5.14(b) to enter into Employment Agreements to be effective as of the Effective Time; provided that the terms and conditions of the Employment Agreements shall be mutually agreed upon by such employees, the Company and Parent (the “New Employment Agreements”).

Section 5.15 Reserved.
Section 5.16 Tax Matters.
(a)
All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by the party liable for such Tax under Law when due, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(b)
The Company shareholders, the Company and Parent further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)	Parent shall prepare or cause to be prepared all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date.
Section 5.17 Disclosure Schedules.  At least ten (10) calendar days prior to the Closing, the Company agrees to provide Parent with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.
Section 5.18 Operational Updates.  The executive officers of the Company and the Bank agree to meet with senior officers of Parent as reasonably requested by Parent to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of the Company and the Bank agrees to give reasonable consideration to Parent’s input on such matters, consistent with this Section 5.18, with the understanding that Parent shall in no event be permitted to exercise control of the Company or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, the Company and the Bank shall have no obligation to act in accordance with Parent’s input.
Section 5.19 No Solicitation.
(a)
Subject to the provisions of this Section 5.19, the Company will not, and will cause its Subsidiaries not to, and will cause the Company’s and its Subsidiaries’ respective officers, directors, employees, Affiliates, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with, or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.19(b)); provided, however, that the foregoing shall not prohibit the Company or its Representatives from informing any Person of the restrictions of this Section 5.19 or from contacting any Person who has made an Acquisition Proposal solely for the purpose of seeking clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 5.19.  The Company shall, and shall cause each of its Representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than Parent or its Affiliates) conducted before the date of this Agreement with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, and (ii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.
(b)
Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Requisite Company Approval, in the event the Company receives a bona fide Acquisition Proposal that is not received in violation of this Section 5.19, the Company and the Company Board (or any committee thereof) has determined in good faith (after consultation with legal counsel) that such Acquisition Proposal is a Superior Proposal, the Company may then (i) engage in discussions and negotiations (including exchanging draft agreements) with, (ii) furnish or cause to be furnished any information and data to, and (iii) afford access to its personnel, properties, books and records to the Person making such Acquisition Proposal and its Representatives if the Company Board (or any committee thereof) determines in good faith (after consultation with legal counsel and financial advisor) that the failure to take such action would be more likely than not to result in a violation of the Company Board’s fiduciary duties under applicable Law; provided, however, that, prior to providing any nonpublic information to such Person or participating in discussions or negotiations with such Person, the Company shall have entered into a confidentiality agreement with such Person on terms that are no less favorable to such Person than the confidentiality provisions of the Confidentiality Agreement and that any nonpublic information concerning the Company and its Subsidiaries provided to such Person, to the extent not previously provided to Parent, is promptly provided to Parent. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c)
The Company will promptly (and in any event within 48 hours) notify Parent of the receipt by the Company of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. The Company will (subject to the fiduciary duties of the Company Board) keep Parent reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto and will promptly notify Parent of any determination by Company Board that such Acquisition Proposal constitutes a Superior Proposal.

(d)
Except as provided in Section 5.20, the Company Board shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Parent, the Company Recommendation or make any public communication proposing an intention to withdraw or modify in any manner adverse to Parent the Company Recommendation.

Section 5.20 Receipt of Superior Proposal.

(a)
Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Company Approval, the Company Board (including any committee thereof) may, if it determines it has received an Acquisition Proposal that the Company Board determines in good faith (after consultation with legal counsel) constitutes a Superior Proposal and that the failure to take such action or terminate this Agreement pursuant to Section 9.01(d)(ii), as the case may be, would be inconsistent with the Company Board’s (or applicable committee’s) fiduciary duties under applicable Law, withdraw, withhold, modify, amend or qualify the Company Recommendation or approve or recommend such Superior Proposal (a “Change in Recommendation”), if, but only if (i) the Company notifies Parent in writing of its intention to take such action at least four (4) Business Days prior to taking such action, specifying the material terms of the Superior Proposal, identifying the Person(s) making such Superior Proposal and providing Parent an unredacted copy of any proposed agreements with the Person making such Superior Proposal; (ii) during such four (4) Business Day period (the “Notice Period”), the Company shall have, and shall have caused its financial and legal advisors to have, negotiated in good faith with Parent (if Parent so desires) to make adjustments in the terms and conditions of this Agreement as would permit the Company Board not to effect a Change in Recommendation so that the Acquisition Proposal no longer constitutes a Superior Proposal; (iii) following the Notice Period, the Company Board determines in good faith (after consultation with legal counsel) that the failure to effect a Change in Recommendation or terminate this Agreement pursuant to Section 9.01(d)(ii), as the case may be, would be inconsistent with the Company Board’s (or applicable committee’s) fiduciary duties under applicable Law; (iv) following the Notice Period, the Company Board determines, after consultation with its legal counsel and financial advisors, and after considering any adjustments proposed in writing by Parent, that such Acquisition Proposal continues to constitute a Superior Proposal; and (v) the Company is not in material breach of Section 5.19 or this Section 5.20.  In the event any such Superior Proposal ceases to constitute a Superior Proposal and is thereafter materially amended or modified, as the case may be, the Company shall give a new notice to Parent in accordance with this Section 5.20(a) (except that the Notice Period shall be two (2) Business Days instead of four (4) Business Days).

(b)
Nothing in this Section 5.20 shall prohibit the Company Board (or applicable committee) from at any time taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A (or making any similar communication to the Company’s shareholders in connection with any amendment to the terms of a tender offer or exchange offer) or making any other required disclosure to the Company’s shareholders if the Company Board (or applicable committee) determines (after consultation with legal counsel) that the failure to take such action could reasonably be expected to result in a violation of applicable Law.

Section 5.21 Execution of Releases.  Each of the Company and the Bank shall take such action as it is required to, and shall use its commercially reasonable efforts to cause the other Persons to take such action as they are required to, in order to execute the Option Holder Agreement and Releases in the form attached hereto as Exhibit “D” as described in Section 8.12.

Section 5.22 Indemnification; Tail Coverage.
(a)
From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Certificate of Formation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries.

(b)
Before the Effective Time, the Company will obtain, and before the Calculation Date, the Company will fully pay for, or accrue, “tail” insurance policies or a continuance of current policies with a claims period of five (5) years from and after the Effective Time with respect to directors’ and officers’ liability insurance for the present and former officers and directors of the Company and the Bank with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement) (“Tail Coverage”). The Tail Coverage will contain coverage, amounts, terms and conditions, no less advantageous to such officers and directors than the coverage currently provided by the Company and the Bank.

(c)
The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 5.22.

(d)
If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.22.

(e)	The provisions of this Section 5.22 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
Section 5.23 Deregistration.  The Surviving Corporation shall use its commercially reasonable efforts to terminate the registration of the shares of Common Stock under the Exchange Act and to suspend the Company’s SEC reporting obligations under the Exchange Act as soon as practicable following the Effective Time.
ARTICLE VI
 COVENANTS OF PARENT
Section 6.01 Commercially Reasonable Efforts.  Parent shall use its respective commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.
Section 6.02 Incorporation and Organization of Merger Sub.  Parent will incorporate, or will cause the incorporation of, Merger Sub under the laws of the State of Texas. Before the Closing, Parent will cause Merger Sub not to take any action or execute any agreement, document or certificate except as contemplated by this Agreement and the other agreements contemplated hereby, including the Merger Agreement.
Section 6.03 Merger Agreement.  Parent will, and will cause Merger Sub, to duly adopt and approve and execute and deliver the Merger Agreement and complete the transactions contemplated hereby and thereby.  Parent will cause Merger Sub as soon as practicable to enter into the Merger Agreement, the form of which is attached hereto as Exhibit “A”, and Parent will cause Merger Sub to perform all of its obligations thereunder.  Parent will vote all the outstanding shares of common stock of Merger Sub in favor of the Merger Agreement.
Section 6.04 Commencement of Private Offering.
(a)
Parent and/or its Affiliates will commence a private offering of capital stock (the “Private Offering”) within thirty (30) days of the effective date of this Agreement to raise the amount of capital set forth in the private placement memorandum and other documents relating to the Private Offering (the “Equity Financing” and together with the Debt Financing, the “Financing”).

(b)
Prior to the commencement of the Private Offering, Parent will provide the Company drafts of the private placement memorandum and other documents relating to the Private Offering for the Company to review and comment upon, and Parent shall use its commercially reasonable efforts to incorporate into the private placement memorandum and other documents any reasonable comments or changes suggested by the Company.

(c)
Parent shall permit the Company to review the non-confidential portions the true, complete and correct copies of the executed subscription agreements by and between Parent and/or its Affiliates and various investors (each, a “Subscription

Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, each of the investors has committed to invest the cash amount set forth therein; provided, that (i) any such review by the Company shall take place at an agreed to location in Plano, Texas, (ii) Parent shall not have any obligation to deliver copies of the Subscription Agreements to the Company, and (iii) the Company shall have no right to make copies of or remove the Subscription Agreements or copies thereof from the Parent’s offices.
Section 6.05 Regulatory Filings.
(a)
Parent, at its own expense, with the cooperation of the Company, at its own expense, shall promptly file (and in any event within thirty (30) calendar days after the date hereof) applications for all regulatory approvals required to be obtained by Parent in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Merger by the Federal Reserve, the OCC and the TDB.

(b)
Prior to filing such applications, Parent will provide the Company drafts of the public portions of the applications for the Company to review and comment upon, and Parent shall use its commercially reasonable efforts to incorporate into such applications and other documents any reasonable comments or changes suggested by the Company; provided, however, that the Company shall have no more than five (5) days to review and provide comments upon such applications.

(c)
Parent shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals on a timely basis.

(d)
If Parent becomes aware prior to the Effective Time of any information that would cause any of the statements in the applications and filings contemplated by this Section 6.05 to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, the Company shall promptly inform Parent thereof and take the necessary steps to correct such applications and filings.

(e)
Parent shall keep the Company reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger.

Section 6.06 Information Furnished by Parent.  Parent shall promptly following receipt of a written request from the Company furnish or cause to be furnished to the Company, all information concerning Parent and Merger Sub required for inclusion in any statement or application made or filed by the Company to any governmental body in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement, including, but not limited to the Proxy Statement. Parent represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Parent shall otherwise reasonably cooperate with the Company in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.
Section 6.07 Untrue Representations.  Parent shall promptly notify the Company in writing if Parent becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to the Company or any representation or warranty made in or pursuant to this Agreement or that results in the failure of Parent to comply with any covenant, condition or agreement contained in this Agreement in all material respects.
Section 6.08 Litigation and Claims.  Parent shall promptly notify the Company of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of Parent, threatened against Parent or any Subsidiary of Parent that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Parent or any Subsidiary of Parent pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 6.09 Material Adverse Changes.  Parent shall promptly notify the Company in writing if any change or development shall have occurred or, to the Knowledge of Parent, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on Parent, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c) would cause the conditions in Article VII not to be satisfied.
Section 6.10 Consents and Approvals.  Parent will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.03(m).
Section 6.11 Disclosure Schedules.  At least ten (10) days prior to the Closing, Parent agrees to provide the Company with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.
Section 6.12 Financing.  Parent will use commercially reasonable efforts to obtain all necessary approvals for Parent to obtain and, subject to obtaining such approvals, will obtain, an amount on or before the Closing Date as is necessary to provide Parent with sufficient funds to pay the Merger Consideration as contemplated hereby and to satisfy all of its other obligations under this Agreement.
Section 6.13 Employee Benefit Plans and Employee Matters.  Parent shall, unless otherwise mutually determined by the parties, keep and maintain the Employee Plans in effect at the date of this Agreement after the Effective Time with respect to employees covered by such plans at the Effective Time until such time as the Employee Plans are modified as provided herein.  Parent shall cause the Surviving Corporation as promptly as practicable after the Effective Time (but in any event prior to the next renewal date for each respective Employee Plan) to formulate such employee benefit plans for the Surviving Corporation and its Subsidiaries, with respect to employees who were covered by the Employee Plans at the Effective Time, which provide benefits substantially the same as provided by the Employee Plans.  The Surviving Corporation shall: (i) provide employees of the Company and its Subsidiaries credit for all years of service with the Company or any of its Subsidiaries, as applicable, prior to the Effective Time for the purpose of eligibility and vesting, (ii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Employee Plans applicable to the individual immediately prior to the Closing Date) and eligibility waiting periods under group health plans of the Surviving Corporation to be waived with respect to employees of the Company and its Subsidiaries who remain as employees of the Surviving Corporation or its Subsidiaries (and their eligible dependents) and (iii) cause to be credited, for purposes of the Surviving Corporation’s health plans, any deductibles or out-of-pocket expenses incurred by employees of the Company and its Subsidiaries and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Surviving Corporation’s health plans with the objective that there be no double counting during the year in which the Closing Date occurs of such deductibles or out-of-pocket expenses.  Notwithstanding the preceding sentence, to the extent that the Surviving Corporation reasonably determines that compliance with the preceding sentence would be prohibited by applicable law or that such compliance would result in the duplication of benefits, the Surviving Corporation shall have no obligations or liabilities with respect to the requirements of the preceding sentence.  Except as otherwise specified in this Agreement, the Surviving Corporation shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of the Company and its Subsidiaries.  Without limiting the generality of the foregoing, the Surviving Corporation shall recognize and honor all unused sick leave and unused vacation accrued by the employees of the Company and its Subsidiaries as of the Effective Time.
Section 6.14 Opinion of Counsel.  Prior to the Effective Time, Parent shall obtain an opinion from Strasburger and Price, LLP in the form attached hereto as Confidential Schedule 6.14.
Section 6.15 No Control of the Company’s Business.  Nothing contained in this Agreement gives Parent or any of their representatives or Affiliates, directly or indirectly, the right to control or direct the operations of the Company or the Bank prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and the Bank.

ARTICLE VII
 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
The obligations of the Company under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by the Company:
Section 7.01 Representations and Warranties.  (i) Each of the representations and warranties of Parent set forth in Sections 4.01, 4.02, and 4.03 (other than inaccuracies that are de minimis in amount and effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Change” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Change” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Change with respect to Parent.
Section 7.02 Performance of Obligations.  Parent has, or has caused to be, performed or observed all obligations and agreements required to be performed or observed by Parent under this Agreement on or prior to the Closing Date, except where the failure to be so performed or observed (without giving effect to any limitation as to “materiality” or “Material Adverse Change” as set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Change with respect to Parent.
Section 7.03 Shareholder Approval.  Each of this Agreement and the Merger shall have been approved by the requisite vote of the holders of the outstanding shares of Company Stock as and to the extent required by the TBOC and the Company Constituent Documents (the “Requisite Company Approval”).
Section 7.04 Government and Other Approvals.  The Company and Parent having received all approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.03(m) the failure of which to be received would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change on the Surviving Corporation, no such approvals, acquiescences or consents shall have resulted in the imposition of any Materially Burdensome Regulatory Condition, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05 No Litigation.  No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject the Company or any officer, director, shareholder or employee of the Company to criminal or civil liability.  Further, no action or proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.
Section 7.06 Continuation of the Company’s and the Bank’s Severance Policy.  Each of the Company’s and the Bank’s severance policy (as outlined in each of the Company’s and the Bank’s respective Personnel Policy) shall be and remain in full force and effect as of the Closing Date.
Section 7.07 Delivery of Closing Documents.  The Company shall have received all documents required to be received from Parent on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to the Company.
Section 7.08 Employment Agreements.  Parent shall have delivered to the Company the New Employment Agreements contemplated by Section 5.14(b) duly executed by the employees set forth on Confidential Schedule 5.14(b) and have not been revoked since such execution thereof.
Section 7.09 Opinion of Counsel.  Parent shall have delivered to the Company the legal opinion of Strasburger and Price, LLP in the form attached hereto as Confidential Schedule  6.14.

Section 7.10 No Material Adverse Change.  There having been no Material Adverse Change with respect to, or material liability of (except for the Financing contemplated by this Agreement), Parent since its formation.

ARTICLE VIII

 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT
All obligations of Parent under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.
Section 8.01 Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth in Sections 3.01, 3.02, 3.03 (other than inaccuracies that are de minimis in amount and effect) and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Change” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Change” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Change with respect to the Company and the Bank, as a whole.
Section 8.02 Performance of Obligations.  The Company has, or has caused to be, performed or observed all obligations and agreements required to be performed or observed by the Company under this Agreement on or prior to the Closing Date, except where the failure to be so performed or observed (without giving effect to any limitation as to “materiality” or “Material Adverse Change” as set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Change with respect to the Company.
Section 8.03 Shareholder Approvals.  Each of this Agreement and the Merger shall have been approved by the Requisite Company Approval.
Section 8.04 Government and Other Approvals.  Parent having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.02(i) the failure of which to be received would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change on the Surviving Corporation, no such approvals, acquiescences or consents shall have resulted in the imposition of any Materially Burdensome Regulatory Condition, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.
Section 8.05 No Litigation.  No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of Parent or its Subsidiaries, or (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Parent or any officer, director, shareholder or employee of the Company to criminal or civil liability.  Further, no action or proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.
Section 8.06 No Material Adverse Change.  There shall not have been a Material Adverse Change to the Company since December 31, 2015.
Section 8.07 Continuation of the Company’s and the Bank’s Severance Policy.  Each of the Company’s and the Bank’s severance policy (as outlined in each of the Company’s and the Bank’s respective Personnel Policy) shall be and remain in full force and effect as of the Closing Date.
Section 8.08 Tail Coverage.  The Company shall have procured and paid for the Tail Coverage prior to Closing in accordance with the terms and subject to the conditions of Section 5.22.
Section 8.09 Dissenting Shareholders.  Not more than 5% of the outstanding shares of Company Stock shall be Dissenting Shares as of the Closing Date.
Section 8.10 Delivery of Closing Documents.  Parent shall have received all documents required to be received from the Company on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to Parent.
Section 8.11 Employment Agreements.
(a)	The Existing Employment Agreements shall have terminated immediately prior to the Effective Time as contemplated by Section 5.14(a).
(b)
The Company shall have delivered to Parent the New Employment Agreements contemplated by Section 5.14(b) duly executed by the employees set forth on Confidential Schedule 5.14(b) and have not been revoked since such execution thereof.

Section 8.12 Ancillary Agreements.
(a)	Each of the Director Support Agreements shall be and remain in full force and effect.
(b)	Each of the Option Holder Releases shall be duly executed by those individuals listed on Confidential Schedule 8.12 and delivered to the Company, and shall be and remain in full force and effect.
Section 8.13 Opinion of Counsel.  Prior to the Effective Time, Parent shall have received the opinion of Strasburger and Price, LLP in the form attached hereto as Confidential Schedule  6.14.
Section 8.14 FIRPTA Certificate.  The Company shall have delivered to Parent (i) a notice to the IRS conforming to the requirements of Treasury Regulation § 1.897-2(h)(2), in form and substance satisfactory to Parent, dated as of the Closing Date and executed by the

Company, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status pursuant to Treasury Regulations §§ 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to Parent, dated of the Closing Date and executed by the Company.
ARTICLE IX
 TERMINATION
Section 9.01 Right of Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of the Company, prior to the Effective Time as follows, and in no other manner:
(a)	by the mutual written consent of Parent and the Company;
(b)	by either the Company or Parent:
(i)
as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein, if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by March 31, 2017 (“End Time”); provided, however, that if such conditions precedent have not been met or waived solely because approval to consummate the transactions contemplated by this Agreement has not been received from a Governmental Entity, then such End Time may be extended by either party without the consent of the other parties to this Agreement for a period not to exceed sixty (60) days; provided further, that such End Time or extension thereof may be further extended to such later date as mutually agreed upon by the parties hereto; provided further, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose action or failure to act has been the primary cause of or resulted in the failure of the Closing to occur on or before such date;

(ii)
if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby, including an instruction or request to withdraw any regulatory application contemplated by Section 6.05 of this Agreement, and such disapproval, Order, decree, ruling, withdrawal or other action is final and nonappealable, and in the case of a withdrawal was not made solely to facilitate application processing on delegated authority or otherwise to achieve a more expeditious processing of any regulatory application; provided, that the Parent may not seek to terminate this Agreement pursuant to this Section 9.01(b)(ii) if the reason for such disapproval, Order, decree, ruling or other action, in whole or in part, is the Parent’s failure to timely obtain the

Financing; provided further, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall have used its commercially reasonable efforts to contest, appeal and remove such disapproval, Order, decree, ruling or other action;
(iii)	if there has been any Material Adverse Change with respect to the other party; or
(iv)
if this Agreement and the Merger are not approved by the required vote of shareholders of the Company at the Company Shareholders’ Meeting, or at any adjournment or postponement thereof; provided, however, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 9.01(b)(iv) if such party has breached in any material respect any of its obligations under this Agreement, in the Company’s case in a manner that caused the failure to obtain the approval of the Company stockholders at its stockholders’ meeting, or at any adjournment or postponement thereof.

(c)	by Parent:
(i)
if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of the Company or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to Parent if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.  If Parent desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.01(c), then it must notify the Company in writing of its intent to terminate stating the reason therefor.  The Company shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(ii)	if the Company Board shall have effected a Change in Recommendation and willfully breached its obligations under Sections 5.02 or 5.19 in any material respect; or
(iii)	if the Company or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity;
(d)	by the Company:

(i)
if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Parent or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.  If the Company desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(d), then it must notify Parent in writing of its intent to terminate stating the reason therefor.  Parent shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(ii)	if terminated prior to obtaining the Requisite Company Approval, and subject to the terms and conditions of Sections 5.20, in order to accept a Superior Proposal; or
(iii)
if Parent is unable to obtain the funds necessary to pay the Merger Consideration by the End Time (as such End Time may be extended pursuant to Section 9.01(b)(i)); provided, that for the purposes of this Section 9.01(d)(iii), Parent shall be deemed to have obtained such funds necessary to pay the Merger Consideration if Parent or Tectonic Holdings, LLC possesses executed Subscription Agreements from bona fide investors for the funds to be generated in the Equity Financing, such Subscription Agreements containing commitments by such investors to fund their subscriptions within seven (7) Business Days of the call therefor, and/or an executed Commitment Letter (the only conditions to funding being receipt of necessary regulatory approvals, delivery of the requisite loan documents for closing and the consummation of the Merger) whereby the proceeds generated therefrom together with any cash held by Parent would be sufficient to pay the Merger Consideration.

Section 9.02 Notice of Termination.  The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 10.07 of this Agreement.

Section 9.03 Effect of Termination.
(a)
If this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that:

(i)	no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud;
(ii)	the provisions of this Section 9.03, and Article X (other than Section 10.05) shall survive any such termination; and
(iii)	the Confidentiality Agreement shall survive any such termination in accordance with its terms.
(b)	If this Agreement is terminated:
(i)
by either party pursuant to Sections 9.01(b)(ii) – (iii), then the non-terminating party shall pay to the terminating party a termination fee equal to $250,000, within two (2) Business Days of receipt of such written notice of termination; provided, however, that the terminating party is not otherwise in material breach of its representations, warranties, covenants or obligations under this Agreement and such breach is not the primary cause of the non-terminating party’s inability to satisfy the conditions set forth in the applicable subsection of Section 9.01(b);

(ii)
by Parent pursuant to Section 9.01(b)(iv) or Section 9.01(c)(i) or by the Company pursuant to Section 9.01(d)(i) (for any reason other than set forth in Sections 9.01(d)(ii) or 9.01(d)(iii), as provided for below in Sections 9.03(b)(v) and 9.03(b)(vi), respectively), then the non-terminating party shall pay to the terminating party a termination fee equal to $250,000, within two (2) Business Days of receipt of such written notice of termination;

(iii)
by the Company pursuant to Section 9.01(b)(iv), then the Company shall pay to Parent, by wire transfer of same day funds, a termination fee equal to $250,000, within two (2) Business Days of receipt of such written notice of termination from the Company;

(iv)
by Parent pursuant to Section 9.01(c)(iii), then the Company shall pay to Parent, by wire transfer of same day funds, a termination fee equal to $250,000, within two (2) Business Days of receipt of such written notice of termination from the Company; provided, however, that (i) any threatened action is reasonably likely to result in a formal or informal administrative action, (ii) any actual or threatened administrative action is reasonably likely to have a material and adverse impact on Parent’s strategic plan for the Surviving Corporation, and

(iii) such administrative action does not prohibit the payment of the termination fee under this subsection;
(v)
by the Company pursuant to Section 9.01(d)(ii), then the Company shall pay to Parent, by wire transfer of same day funds, a termination fee equal to $1,500,000, within two (2) Business Days of receipt of such written notice of termination from the Company;

(vi)
by the Company pursuant to Section 9.01(d)(iii), then Parent shall pay to the Company, by wire transfer of same day funds, a termination fee equal to $1,500,000, within two (2) Business Days of receipt of such written notice of termination from the Company;

(vii)
by Parent pursuant to Section 9.01(c)(ii), then the Company shall pay to Parent, by wire transfer of same day funds, a termination fee equal to the $1,500,000, within two (2) Business Days of receipt of such written notice of termination from Parent; or

(viii)
in the event that after the date of this Agreement and prior to the termination of this Agreement, (A) the Company shall have received a bona fide Acquisition Proposal from any Person (other than the parties hereto), and (B) thereafter this Agreement is terminated (1) by either Parent or the Company pursuant to Section 9.01(b)(i), (2) by Parent pursuant to Section 9.01(c)(i) or (3) by Parent or Company pursuant to Section 9.01(b)(iv), and (C) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to such Acquisition Proposal, then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a termination fee equal to the amount set forth in Section 9.03(b)(v) (which shall be reduced by any amount paid pursuant to Section 9.03(b)(ii); provided, that, solely for the purposes of this Section 9.03(b)(viii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 10.12, except that all references in such definition to 15% shall be changed to 50%.

(c)
Each party acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if a party fails to pay in a timely manner any amount due pursuant to Section 9.03(b), then (i) the paying party shall reimburse the non-paying party for all reasonable costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the paying party shall pay to the non-paying party interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.  In no event shall either party be required to pay more than $1,500,000 in termination fees.
(d)
In the event Parent has insufficient funds to pay the applicable termination fee set forth in this Section 9.03, then Tectonic shall be responsible for the payment of such fee within the applicable timeframe set forth above.

(e)
Except as set forth in Section 9.03(a)(i), the fees described in this Section 9.03 shall be the exclusive remedy for a termination of the Agreement as specified in Section 9.03 and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE X
 GENERAL PROVISIONS
Section 10.01 Nonsurvival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements (other than the Confidentiality Agreement, which shall survive in accordance with its terms) of the parties hereto contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time.
Section 10.02 Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
Section 10.03 Entire Agreement.  This Agreement, the Voting Agreement, the Director Support Agreements, the Parent Confidential Schedules, the Company Confidential Schedules, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.
Section 10.04 Binding Effect; Assignment.  All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 10.04 shall be null and void.

Section 10.05 Further Cooperation.  The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.
Section 10.06 Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 10.07 Notices.  Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email, at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:
If to the Company:
Patrick Howard
President and Chief Executive Officer
T Bancshares, Inc.
16200 Dallas Parkway, Suite 190
Dallas, Texas 75248
 Email: phoward@tbank.com

With a copy (which shall not constitute notice) to:
Peter G. Weinstock, Esq.
Hunton & Williams, LLP
 1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
 Email: pweinstock@hunton.com
If to Parent:
A. Haag Sherman
Chief Executive Officer
Tectonic Holdings, LLC
 6900 N. Dallas Parkway, Suite 500
Plano, Texas 75024
 Email: hsherman@tectonicadvisors.com

With a copy (which shall not constitute notice) to:
Michael G. Keeley, Esq.
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-7932
 Email: mike.keeley@nortonrosefulbright.com
Section 10.08 GOVERNING LAW.  THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN DALLAS COUNTY, TEXAS.
Section 10.09 WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER

INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09.
Section 10.10 Multiple Counterparts.  For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 10.11 Definitions.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:
“Accounting Firm” shall have the meaning set forth in Section 1.06(b).
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, joint venture, partnership, dissolution, liquidation or similar transaction involving the Company, whether in a transaction or series of transaction, (ii) any purchase of any equity interest (including by means of a tender or exchange offer) representing an amount equal or greater than a 15% voting or economic interest in the Company or (iii) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of the Company and its Subsidiaries taken as a whole (including stock of such Subsidiaries).
“Adjusted Equity” shall have the meaning set forth in Section 1.06(a)(i).
“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest.
“Agreement” shall have the meaning set forth in the preamble.
“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.
“Bank” shall have the meaning set forth in the Recitals.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).
“Banking Laws” shall have the meaning set forth in Section 3.04(b).
“BHC Act” shall have the meaning set forth in the preamble.
“Book Entry Shares” shall have the meaning set forth in Section 1.05(d).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Dallas, Texas are authorized or required by Law to be closed.
“Bylaws” shall have the meaning set forth in Section 1.03.
“Calculation Date” shall have the meaning set forth in Section 1.06(a)(ii).
“Call Reports” shall have the meaning set forth in Section 3.05(b).
“Cancelled Shares” shall have the meaning set forth in Section 1.05(e).
“Certificate” shall have the meaning set forth in Section 1.10(c).
“Certificate of Formation” shall have the meaning set forth in Section 1.03.
“Change in Recommendation” shall have the meaning set forth in Section 5.20(a).
“Closing” shall have the meaning set forth in Section 2.01(a).
“Closing Date” shall have the meaning set forth in Section 2.01(a).
“Code” shall have the meaning set forth in Section 1.09(e).
“Commitment Letter” shall have the meaning set forth in Section 4.14.
“Company” shall have the meaning set forth in the preamble.
“Company Board” shall have the meaning set forth in the Recitals.
“Company Constituent Documents” shall have the meaning set forth in Section 3.04(a).
“Company Disclosure Schedules” shall have the meaning set forth in the Article III preamble.
“Company Financial Statements” shall have the meaning set forth in Section 3.05(a).
“Company IT Systems” shall have the meaning set forth in Section 3.33

“Company Option” shall have the meaning set forth in Section 1.08.
“Company Recommendation” shall have the meaning set forth in Section 3.02.
“Company Stock” shall have the meaning set forth in Section 1.05(c).
“Company Stock Option Plan” shall have the meaning set forth in Section 1.08.
“Company Shareholders’ Meeting” means the meeting of the Company shareholders called pursuant to Section 5.02.
“Confidentiality Agreement” means Section 14 of the letter of intent, effective as of July 13, 2016, by and between the Company and Tectonic Holdings, LLC, and joined in by Tectonic Advisors, LLC.
“Controlled Group Plans” shall have the meaning set forth in Section 3.28(g).
“Debt Financing” shall have the meaning set forth in Section 4.14.
“Director Support Agreement” shall have the meaning set forth in the Recitals.
“Dissenting Shares” shall have the meaning set forth in Section 1.12.
“Effective Time” shall have the meaning set forth in Section 2.01(b).
“Employee Plans” shall have the meaning set forth in Section 3.28(a).
“End Time” shall have the meaning set forth in Section 9.01(b).
“Environmental Inspections” shall have the meaning set forth in Section 5.12(a).
“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.
“Environmental Reports” shall have the meaning set forth in Section 3.19(a).
“Equity Adjustment” shall have the meaning set forth in Section 1.06(a)(iii).
“Equity Financing” shall have the meaning set forth in Section 6.04(a).

“ERISA” shall have the meaning set forth in Section 3.28(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall have the meaning set forth in Section 1.09(a).
“Exchange Agent Agreement” shall have the meaning set forth in Section 1.09(i).
“Existing Employment Agreements” shall have the meaning set forth in Section 5.14(a).
“FDIA” shall have the meaning set forth in Section 2.02(e).
“FDIC” shall have the meaning set forth in Section 2.02(e).
“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.
“Financing” shall have the meaning set forth in Section 6.04(a).
“GAAP” shall have the meaning set forth in Section 1.06(a).
“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.
“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.
“Holders” shall have the meaning set forth in Section 1.09(c).
“Indemnified Parties” shall have the meaning set forth in Section 5.22(a).
“Indemnified Liabilities” shall have the meaning set forth in Section 5.22(a).
“IRS” shall have the meaning set forth in Section 3.12(l).
A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director, the chief executive officer, chief financial officer, chief trust officer, chief credit officer, chief technology officer or compliance officer, after reasonable inquiry, is actually aware of such fact or other matter.
“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.
“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Leased Real Property” shall have the meaning set forth in Section 3.09.
“Letter of Transmittal” shall have the meaning set forth in Section 1.09(c).
“Lien(s)” means any mortgage, security interest, pledge, charges, encumbrance or lien (statutory or otherwise).
“Listed Contracts” shall have the meaning set forth in Section 3.11(a).
“Loan” shall have the meaning set forth in Section 3.17.
“Material Adverse Change” means, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Change: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism) or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (iv) general changes in the credit markets or general downgrades in the credit markets; or (v) changes proximately caused by the public disclosure or consummation of the transactions contemplated hereby or actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; provided, that, with respect to clauses (i) through (iv) such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.
“Materially Burdensome Regulatory Condition” shall have the meaning set forth in Section 5.11.
“Merger” shall have the meaning set forth in the Recitals.
“Merger Agreement” shall have the meaning set forth in Section 1.01.
“Merger Consideration” shall have the meaning set forth in Section 1.05(c).
“Merger Sub” shall have the meaning set forth in the Recitals.

“Minimum Equity” shall have the meaning set forth in Section 1.06(a)(iv).
“New Employment Agreements” shall have the meaning set forth in Section 5.14(b).
“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(l).
“Notice Period” shall have the meaning set forth in Section 5.20(a).
“OCC” shall have the meaning set forth in Section 2.02(b).
“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.
“OREO Property” shall have the meaning set forth in Section 3.09.
“Owned Real Property” shall have the meaning set forth in Section 3.09.
“Parent” shall have the meaning set forth in the preamble.
“Parent Board” shall have the meaning set forth in the Recitals.
“Parent Constituent Documents” shall have the meaning set forth in Section 4.04(b).
“Parent Disclosure Schedules” shall have the meaning set forth in the Article IV preamble.
“Parent Stock” shall have the mean set forth in Section 1.06(a).
“Permitted Encumbrances” shall mean only (i) Liens for taxes not yet due and payable and that do not constitute penalties, (ii) Liens for taxes being contested in good faith by appropriate proceedings, (iii) statutory Liens of landlords, (iv) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (v) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Bank, or have a material detrimental effect on the value thereof or its present use.
“Per Share Merger Consideration” shall have the meaning set forth in Section 1.06(b)(v).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
“Property” or “Properties” shall include all real property currently owned or leased by the Company, including all Owned Real Property, OREO Property and Leased Real Property, as well as the premises and all improvements and fixtures thereon of the Company.
“Private Offering” shall have the meaning set forth in Section 6.04(a).
“Proprietary Rights” shall have the meaning set forth in Section 3.15.
“Proxy Statement” means the proxy statement for the Company Shareholders’ Meeting.
“RAP” shall have the meaning set forth in Section 3.05(b).
“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the OCC, (iv) the FDIC, (v) the TDB, (vi) the SEC, or (vii) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.
“Representatives” shall have the meaning set forth in Section 5.19(a).
“Requisite Company Approval” shall have the meaning set forth in Section 7.03(a).
“Retirement Plan” shall have the meaning set forth in Section 5.14(a).
“SBA” shall have the meaning set forth in Section 3.11(c).
“SEC” shall have the meaning set forth in Section 3.08.
“Secondary Investigation” shall have the meaning set forth in Section 5.12(a).
“Securities Act” shall mean Securities Act of 1933, as amended.
“Shareholder Meeting” shall have the meaning set forth in Section 5.02(a).
“SOA” shall have the meaning set forth in Section 5.18(b).
“Special Dividend” shall have the meaning set forth in Section 1.07.
“Subscription Agreement” shall have the meaning set forth in Section 6.04(c).
“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Superior Proposal” means any bona fide written Acquisition Proposal that the Company Board (or applicable committee thereof) determines in good faith, after consultation with its legal and financial advisors, that, if consummated in accordance with its terms, would result in a transaction more favorable to the Company’s shareholders, from a financial point of view, than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed in writing by Parent prior to the expiration of the Notice Period pursuant to Section 5.20); provided, that for purposes of this definition references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”
“Surviving Corporation” shall have the meaning set forth in Section 1.01.
“Tail Coverage” shall have the meaning set forth in Section 5.22(b).
“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, escheat, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with an Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.
“TBOC” shall have the meaning set forth in Section 1.01.
“TDB” shall have the meaning set forth in Section 3.08.
“Tectonic” shall have the meaning set forth in the preamble.
“Tectonic Constituent Documents” shall have the meaning set forth in Section 4.04(e).
“Total Cash Consideration” shall have the meaning set forth in Section 1.06(a)(vi).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.
“USDA” shall have the meaning set forth in Section 3.11(c).
“Voting Agreement” shall have the meaning set forth in the Recitals.
Section 10.12 Specific Performance.  Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.
Section 10.13 Attorneys’ Fees and Costs.  If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.
Section 10.14 Rules of Construction.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 10.15 Articles, Sections, Exhibits and Schedules.  All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.
Section 10.16 Public Disclosure.  Except for the Joint Press Release in the form set forth as Confidential Schedule 10.16 to be issued upon date that this Agreement becomes effective, neither Parent nor the Company, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) Parent and the Company are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) Parent may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in Parent that are bound by a confidentiality agreement.
Section 10.17 Extension; Waiver.  At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 10.07. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.07) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.
Section 10.18 Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.
Section 10.19 No Third Party Beneficiaries.  Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except for (a) those employees entitled to severance under the Company’s and the Bank’s severance policy (as outlined in each of the Company’s and the Bank’s respective Personnel Policy), and (b) those employees entitled to a New Employment Agreement in accordance with Section 5.14(b).
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

T ACQUISITION, INC.
By:
Name: A. Haag Sherman
 Title: President & Chief Executive Officer
T BANCSHARES, INC.
By:
Name: Patrick Howard
 Title: President & Chief Executive Officer

Tectonic Advisors, LLC (“Tectonic”) hereby joins in the foregoing Agreement for the purposes of guarantying the obligations of Parent and Merger Sub set forth in Sections 4.14, 6.12 and 9.03(d), and otherwise ensuring that Parent and Merger Sub have the resources, financial and otherwise, to satisfy Parent’s and Merger Sub’s obligations, under the foregoing Agreement.

IN WITNESS THEREOF, Tectonic has caused this Agreement to be signed in its corporate name by its duly authorized officer as of the date first above written.

TECTONIC ADVISORS, LLC

By:  Tectonic Services, LLC, its Manager

By:
Name:  A. Haag Sherman
Title:  Chief Executive Officer

A-1

EXHIBIT A

FORM OF AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made as of November 10, 2016, between Tectonic Merger Sub, Inc. a Texas corporation (“Merger Sub”), and T Bancshares, Inc., a Texas corporation and registered bank holding company (the “Company”).
RECITALS
WHEREAS, the Company and T Acquisition, Inc., a Texas corporation and the parent of Merger Sub (“Parent”), are parties to that certain Agreement and Plan of Merger, dated as of November 10, 2016 (the “Merger Agreement”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement.
WHEREAS, pursuant to the Merger Agreement, Parent will acquire the Company by causing Merger Sub to be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), pursuant to the terms of the Merger Agreement and this Agreement;
WHEREAS, Merger Sub is a corporation duly organized and existing under the laws of the State of Texas, with authorized capital stock consisting of 100 shares of common stock, par value $0.01 (“Merger Sub Stock”), of which 100 shares are issued and outstanding; and
WHEREAS, the Boards of Directors of the Company and Merger Sub, pursuant to the authority given by and in accordance with the provisions of the Texas Business Organizations Code (the “TBOC”) have approved the Merger and this Agreement and have authorized the execution hereof:
NOW, THEREFORE, Merger Sub and the Company hereby agree that Merger Sub is to be merged with and into the Company on the following terms and conditions:
AGREEMENT
1. Merger of Merger Sub and the Company. At the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company in accordance with the provisions of Chapter 10 of the TBOC, with the separate existence of Merger Sub ceasing and the Company being the surviving entity (the “Surviving Corporation”), by filing a certificate of merger with the Secretary of State of the State of Texas in substantially the form of the Certificate of Merger attached hereto as Appendix A (the “Certificate of Merger”).
2. Effective Time. The Merger shall become effective at the effective time set forth in the Certificate of Merger (the “Effective Time”) filed with the Secretary of State of the State of Texas to effect the Merger.
3. Effects of the Merger. The Merger will have the effects set forth in Section 10.008 of the TBOC. The name of the Surviving Corporation will be “T Bancshares, Inc.”

4. Certificate of Formation and Bylaws. The certificate of formation and bylaws of the Company, as in effect immediately before the Effective Time, will be the certificate of formation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
5. Directors. The directors of Merger Sub at the Effective Time, along with Messrs. Patrick Howard, Craig Barnes and Stephen Jones, will become the directors of the Surviving Corporation and will serve from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of formation and bylaws of the Surviving Corporation or as otherwise provided by law.
6. Officers. The officers of the Company at the Effective Time, along with Mr. A. Haag Sherman (serving as Chairman), will become the officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the bylaws of the Surviving Corporation or as otherwise provided by law.
7. Conversion of Securities. At the Effective Time, the outstanding shares of Company Stock and the shares of Merger Sub Stock outstanding at the Effective Time will be converted or canceled as described in Section 1.06 of the Merger Agreement.
8. Shareholder Approval. This Agreement is to be submitted pursuant to Section 5.02 of the Merger Agreement to the shareholders of the Company at a meeting called to be held as promptly as practicable after the date of the Merger Agreement, but in any event, no later than 90 days after the date of the Merger Agreement. This Agreement will be submitted to the sole shareholder of Merger Sub by written consent. Upon approval by the requisite vote of the shareholders of the Company and the approval of the sole shareholder of Merger Sub, this Agreement will be made effective as soon as practicable thereafter in the manner provided in Section 2 of this Agreement.
9. Conditions to Completion of the Merger. Completion of the Merger as provided herein is conditioned upon the satisfaction of the terms and conditions set forth in the Merger Agreement, any or all of which may be waived in accordance with the terms and provisions of the Merger Agreement.
10. Termination. This Agreement will terminate upon the termination of the Merger Agreement in accordance with its terms and in no other manner.
11. Effect of Termination. If this Agreement is terminated, liability by reason of this Agreement or the termination thereof on the part either the Company, Merger Sub or the directors, officers, employees, agents or shareholders of either of them is to be determined pursuant to the Merger Agreement.
12. Representations and Warranties of Merger Sub. Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. Merger Sub has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.  Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Merger Sub board of directors.
13. Waiver; Amendment. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.   This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.
14. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
15. Governing Law. THIS MERGER AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS MERGER AGREEMENT WILL LIE IN DALLAS COUNTY, TEXAS.
16. WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER

VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.
17. Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.
18. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
19. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached.  Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.
20. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Merger Agreement, the terms of the Merger Agreement are to control.
21. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 21 shall be null and void.

22. No Third Party Beneficiaries.  Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written, and the officers of each such bank have hereunto subscribed their names.

TECTONIC MERGER SUB, INC.
By:
Name:	A. Haag Sherman
Title:	President and Chief Executive Officer

T BANCSHARES, INC.
By:
Name:	Patrick Howard
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

APPENDIX A

(See attached)

EXHIBIT B
FORM OF VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) dated as of November 10, 2016 is executed by and among T Acquisition, Inc. (“Parent”), a Texas corporation, T Bancshares, Inc. (the “Company”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended, A. Haag Sherman (“Sherman”), as proxy, and the Stockholders of the Company listed on the signature page to this Agreement (referred to herein individually as a “Stockholder” and collectively as the “Stockholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution of this Agreement, Parent and the Company have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for, among other things, Parent’s acquisition of the Company through the merger of a wholly-owned subsidiary of the Parent with and into the Company, with the Company’s surviving the merger as a wholly-owned subsidiary of the Parent (the “Merger”);
WHEREAS, the Merger Agreement provides that all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than Cancelled Shares and Dissenting Shares, will be exchanged for cash consideration as set forth in the Merger Agreement; and
WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, each of the Stockholders have agreed to vote their shares of Common Stock in favor of approval of the Merger Agreement and the transactions contemplated thereby.
NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent, the Proxy Holder (as defined below) and the Stockholders undertake, promise, covenant and agree with each other as follows:
AGREEMENT
1. Each Stockholder, being the registered owner of the number of shares of Common Stock set forth below the Stockholder’s name on the signature pages hereto (for each such Stockholder, the “Shares”), will vote, direct to vote, or act by consent with respect to:

(a)	the Shares;

(b)	all Common Stock the Stockholder owns as of the record date of any meeting of the Stockholders of the Company or otherwise as of the date of such vote or consent; and

(c)
all Common Stock the Stockholder owns beneficially and has the power and authority to direct the voting thereof as of the record date of any meeting of the Stockholders of the Company or otherwise as of the date of such vote or consent

(clauses (a), (b) and (c), collectively, the “Proxy Shares”), in favor of approval of the Merger and any other transactions contemplated by the Merger Agreement.
2. If the Company conducts a meeting of or otherwise seeks approval of its Stockholders with respect to any Acquisition Proposal (as defined in the Merger Agreement) or any other matter that may contradict this Agreement or the Merger Agreement or may prevent Parent or the Company from completing the Merger, then the Stockholders will vote the Proxy Shares against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Merger Agreement.

3. Each Stockholder shall not knowingly invite, seek or discuss any Acquisition Proposal, knowingly support (or publicly suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Company Board to discuss, consider, support or seek any Acquisition Proposal or otherwise knowingly take any action designed to make any Acquisition Proposal more likely. None of the Stockholders shall meet or otherwise communicate with any Person that makes or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal.  If any Stockholder or any of the Stockholder’s representatives is contacted by any Person and such contact specifically relates to any Acquisition Proposal or potential Acquisition Proposal, such Stockholder shall promptly notify the Company of such contact and will provide the Company with all information Parent requests that is available to the Stockholder related to such contact.  Each Stockholder shall not knowingly take any other action that is reasonably likely to make consummation of the Merger less likely or to impair Parent’s ability to exercise any of the rights granted by the Merger Agreement.  Notwithstanding anything in this Agreement to the contrary, and for purposes of clarity, no Stockholder makes any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement will limit or affect, or be construed to limit or affect, any actions or omissions taken by any Stockholder in such Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries, including, but not limited to, in exercising rights or fiduciary duties under the Merger Agreement (and specifically those actions permitted by Sections 5.19 and 5.20 of the Merger Agreement), and no such actions or omissions shall be deemed a breach of this Agreement.

4. Each Stockholder, severally, but not jointly, represents and warrants to Parent that:

(a)
Stockholder (i) owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Shares free and clear of all liens or encumbrances, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.

(b)	Stockholder does not beneficially own any Common Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, set forth on the signature page of this Agreement.

(c)
Stockholder has full corporate power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 5 below). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

(d)
None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Stockholder or to Stockholder’s property or assets.

(e)
No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement. No consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

(f)
Stockholder hereby (a) confirms his or her knowledge of the availability of the rights of dissenting Stockholders under the Texas Business Organizations Code (the “TBOC”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting Stockholders. Each Stockholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates who hold of record any of the Stockholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Stockholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of the Company that the Stockholder shall hold of record at the time that the Stockholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the TBOC or otherwise.

5. In order to better effect the provisions of Sections 1 and 2 of this Agreement, each Stockholder hereby revokes any previously executed proxies and hereby constitutes and appoints Sherman, with full power of substitution, his true and lawful proxy and attorney-in-fact (the

“Proxy Holder”) to vote at any meeting of the Stockholders of the Company all of the Proxy Shares in favor of the approval of the Merger and any other transactions contemplated by the Merger Agreement, with such modifications to the Merger Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Merger Agreement if the Merger Agreement is modified so as to (i)  reduce the amount of consideration or the form of consideration to be received by the Stockholder or (ii) materially alter the tax consequences of the receipt thereof under the Merger Agreement in its present form.  This proxy shall be limited strictly and solely to the power and authority to vote the Proxy Shares in the manner and for the purpose set forth in Sections 1 and 2 of this Agreement and shall not extend to any other matters.

6. Each Stockholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Stockholder will not, and will not agree to, without the consent of Parent, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose of (any such transaction, a “Transfer”) any of the Shares or grant any proxy or interest in or with respect to any Shares or deposit any such Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement.  Any attempted Transfer of Shares or any interest therein in violation of this Section shall be null and void. This Section shall not prohibit a Transfer of the Shares to any member of Stockholder’s immediate family, to another Stockholder, to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

7. Sherman, by his execution below, agrees to (A) vote all of the Stockholders’ Proxy Shares at any meeting of the Stockholders of the Company, in favor of the approval of the Merger and any other transactions contemplated by the Merger Agreement, with such modifications to the Merger Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Merger Agreement if the Merger Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Stockholder or (ii) materially alter the tax consequences of the receipt thereof under the Merger Agreement in its present form and (B) in the event of an Acquisition Proposal, to vote all of the Stockholders’ Proxy Shares at any meeting of the Stockholders of the Company, against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Merger Agreement.

8. Each Stockholder acknowledges that Parent and the Company are relying on this Agreement in incurring expenses in connection with Parent’s review of the businesses of the Company and its wholly-owned subsidiary, T Bank, N. A. (the “Bank”), in the Company’s preparation of a proxy statement, in Parent’s proceeding with the filing of applications for regulatory approvals, and in their undertaking other actions necessary for completing the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW,

INCLUDING TO THE EXTENT APPLICABLE, SECTION 21.369 OF THE TBOC.  The Stockholders and the Company acknowledge that the performance of this Agreement is intended to benefit Parent.

9. This Agreement shall remain in effect until the earlier to occur of (a) the termination of the Merger Agreement, as it may be amended or extended from time to time, pursuant to the terms and conditions contained therein, or (b) completion of the transactions contemplated by the Merger Agreement.

10. Sherman may, in his sole discretion, appoint a substitute proxy to act as Proxy Holder under this Agreement; provided, that any substitute proxy shall agree in writing to be bound by the terms and conditions of this Agreement. In the event of the death, disability or incapacity of Sherman, Parent, in its sole discretion, may appoint a substitute proxy to act as Proxy Holder under this Agreement.

11. The vote of the Proxy Holder will control in any conflict between his vote of the Proxy Shares and a vote by the substitute proxy holder or the Stockholders of the Proxy Shares, and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of substitute proxy holder or the Stockholders if the substitute proxy holder or the Stockholders do not vote in accordance with Sections 1 and 2 of this Agreement.

12. This Agreement may be amended, modified or supplemented with respect to a particular Stockholder only by an instrument in writing executed by Parent, the Company and that Stockholder. Any such amendment, modification or supplement shall only apply to the Stockholder(s) executing such written agreement and this Agreement will remain in full force and effect with respect to Stockholders who do not execute such written agreement.

13. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. An email or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

14. This Agreement, the Merger Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

15. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:
IF TO THE COMPANY OR THE STOCKHOLDERS:
Patrick Howard
President and Chief Executive Officer
T Bancshares, Inc.
16200 Dallas Parkway
Dallas, Texas 75248
 Email: phoward@tbank.com
WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:
Peter G. Weinstock, Esq.
Hunton & Williams, LLP
 1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
 Email: pweinstock@hunton.com
IF TO PARENT OR PROXY HOLDER:
A. Haag Sherman
Chief Executive Officer
Tectonic Holdings, LLC
 6900 N. Dallas Parkway, Suite 500
Plano, Texas 75024
Email: hsherman@tectonicadvisors.com

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Michael G. Keeley, Esq.
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-7932
 Email: mike.keeley@nortonrosefulbright.com
16. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN DALLAS COUNTY, TEXAS.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.
17. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.  Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
18. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

19. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
T ACQUISITION, INC.
By:
Name: A. Haag Sherman
Title: President and Chief Executive Officer
PROXY HOLDER

 A. Haag Sherman
T BANCSHARES, INC.
By:
Name: Patrick Howard
 Title: President and Chief Executive Officer

C-1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
STOCKHOLDERS

[Name]
 Number of Shares:

[Name]
 Number of Shares:

[Name]
 Number of Shares:

[Name]
 Number of Shares:

[Name]
 Number of Shares:

[Name]
 Number of Shares:

[Name]
 Number of Shares:

[Name]
 Number of Shares:

[Name]
 Number of Shares:

[Name]
 Number of Shares:

C-1

EXHIBIT C
FORM OF DIRECTOR SUPPORT AGREEMENT
This DIRECTOR SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of November __, 2016, by and between T Acquisition, Inc. (“Parent”), a Texas corporation, and _____________, an individual resident of the State of Texas (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, Parent and T Bancshares, Inc. (the “Company”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended, have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for Parent’s acquisition of the Company through the merger of a wholly-owned subsidiary of Parent with and into the Company, with the Company surviving as the wholly-owned subsidiary of Parent (the “Merger”);
WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Parent and Director have agreed to enter into this Agreement.
NOW, THEREFORE, in consideration for receipt of such confidential information and trade secrets and in consideration of the premises and mutual covenants contained herein and in the Merger Agreement intending to be legally bound hereby, Parent and Director agree as follows;
AGREEMENT
1. Director Support.  During the term of this Agreement, Director agrees, in good faith, to refrain from harming the goodwill of the Company, any Subsidiary of the Company (“Company Subsidiary”), Parent or any Subsidiary of Parent, and their respective customer and client relationships.

2. Director Covenants.

(a)
Director acknowledges that he has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current customers and, to the extent as of the Closing Date Director has actual knowledge of, prospective customers of the Company or any Company Subsidiary, the Company’s and any Company Subsidiary’s current services and, to the extent as of the Closing Date Director has actual knowledge of, prospective services, the Company’s and any Company Subsidiary’s business projections and market studies, the Company’s and any Company Subsidiary’s business plans and strategies, the Company’s and any Company Subsidiary’s studies and information concerning special services unique to the Company or any Company Subsidiary. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of Parent or any subsidiary of Parent or as set forth on Schedule 1 attached hereto, Director agrees that Director during the term hereof will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i.
solicit the business of any person or entity who is a customer of the Company or any Company Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such person or entity;

ii.
acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location within 50 miles of any location of the Company or Company Subsidiary (the “Noncompete Area”) (but notwithstanding the foregoing, Director may (1) retain any existing ownership interest in any insured depository institution or its affiliates as disclosed on Schedule 2 attached hereto, (2) acquire an ownership interest in any publicly-traded depository institution or its affiliates, so long as that ownership interest does not exceed 4.9% of the total number of shares outstanding of that depository institution or its affiliates, and (3) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions);

iii.	serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area;

iv.	establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

v.
recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of the Company or any Company Subsidiary; but nothing in this Section 2(a)(v) applies to an employee hired in response to a public advertisement or general solicitation that is not primarily directed to employees of the Company or any Company Subsidiary.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b)
If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c)
Director agrees that (i) this Agreement is entered into in connection with the sale to Parent of the goodwill of the business of T Bank, N. A., a national banking association with its principal office in Dallas, Texas (the “Bank”), (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure Parent acquires the goodwill of the Bank and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

3. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify Parent in writing and meet with a Parent representative and a neutral mediator (if Parent elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least twenty-one (21) days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction under this Agreement. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

4. Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Merger Agreement is terminated pursuant to Section 9.01 of the Merger Agreement or (b) the date that is twenty-four (24) months after the Closing Date.

5. Waiver, Amendment and Modification.  Any party may unilaterally waive a right which is solely applicable to it.  Such action will be evidenced by a signed written notice.  No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

6. Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN DALLAS COUNTY, TEXAS.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY

IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

7. Binding Effect.  This Agreement is binding upon, and inures to the benefit of and is enforceable by, the parties hereto and their respective affiliates and permitted assigns.

8. Assignment.  No party to this Agreement may assign his, her or its obligations under this Agreement without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

9. No Third Party Beneficiaries.  Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

11. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

12. Entire Agreement. This Agreement, the Merger Agreement, the Voting Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

13. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

14. Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Director:
______________________________
______________________________
______________________________

If to PARENT:
A. Haag Sherman
Chief Executive Officer
Tectonic Holdings, LLC
 6900 N. Dallas Parkway, Suite 500
Plano, Texas  75024
Email: hsherman@tectonicadvisors.com

With a copy (which shall not constitute notice) to:
Michael G. Keeley, Esq.
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-7932
 Facsimile: (214) 855-8200
15. Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

16. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
DIRECTOR

[NAME]

T ACQUISITION, INC.

By:
Name: A. Haag Sherman
Title: Chief Executive Officer

SCHEDULE 1

EXISTING CAPACITY

SCHEDULE 2

EXISTING OWNERSHIP INTERESTS

Institution	Ownership Interest

EXHIBIT D
FORM OF OPTION HOLDER AGREEMENT AND RELEASE
This Option Holder Agreement and Release (this “Agreement”) is entered into as of [•], 2016, by and between T Bancshares, Inc. (the “Company”), and [•] (“Optionee”).  Terms capitalized but not defined herein shall have the meanings set forth in the Merger Agreement (defined below).
WITNESSETH:
WHEREAS, Schedule 1 attached hereto lists, as of the date hereof, the outstanding and unexercised options (each a “Company Option” and, collectively, the “Company Options”) to purchase shares of common stock of the Company, par value $0.01 per share (“Company Stock”), previously granted to Optionee under the 2005 Stock Incentive Plan, the 2014 Non-employee Directors’ Common Stock Plan, the 2015 Stock Incentive Plan, and any other stock incentive plan or plans previously adopted by the Company (collectively, the “Company Stock Option Plans”);
WHEREAS, each Company Option is evidenced by a nonqualified or other stock option award or grant agreement between the Company and Optionee (each such agreement, a “Stock Option Agreement”);
WHEREAS, the Company and T Acquisition, Inc. (“Parent”) have entered into that certain Agreement and Plan of Merger, dated November 10, 2016 (the “Merger Agreement”), which provides for Parent’s acquisition of the Company through the merger of a wholly-owned subsidiary of Parent with and into the Company, with the Company surviving as a wholly-owned subsidiary of the Parent (the “Merger”);
WHEREAS, the Merger Agreement provides that each Company Option which is unexpired, outstanding and unexercised (whether vested or unvested) shall, automatically and without any required action on the part of the holder thereof, be purchased by the Company for an amount equal to (a) the positive difference between (i) the sum of (X) the amount of the Per Share Merger Consideration and (Y) the per share amount of the Special Dividend, minus (ii) the per share exercise price of such Company Option as listed on Confidential Schedule 3.03(a) to the Merger Agreement, multiplied by (b) the number of shares of Company Stock issuable pursuant to the unexpired, outstanding and unexercised portion of each Company Option, and thereafter be cancelled;
WHEREAS, the purchase of the Company Options is conditioned upon the holder thereof executing and delivering to the Company this Agreement as contemplated by Section 8.12 of the Merger Agreement; and
WHEREAS, the Company and Optionee desire to provide for the purchase of the Company Options in connection with the consummation of the Merger in accordance with the terms of the Merger Agreement and the release by Optionee of any Claims (as defined below) related to the Company Options.

NOW, THEREFORE, in exchange for the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby agree as follows:
1. Definitions.  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
2. Vesting.  Any Company Options held by Optionee that are not otherwise vested and immediately exercisable and that have not previously expired or been exercised will become fully vested and exercisable upon the Closing Date.
3. Purchase of Options.  The Company and Optionee agree that, effective as of the close of business on the day immediately prior to the Calculation Date, each Company Option shall, by virtue of the Merger Agreement and this Agreement, be purchased by the Company for an amount equal to (a) the positive difference between (i) the sum of (X) the amount of the Per Share Merger Consideration plus (Y) the per share amount of the Special Dividend; minus (ii) the per share exercise price of such Company Option as listed on Confidential Schedule 3.03 of the Merger Agreement, multiplied by (b) the number of shares of the Company Stock issuable pursuant to the unexpired, outstanding and unexercised portion of such Company Option, and thereafter be cancelled; provided that, in order to receive such consideration, the Optionee must first deliver to the Company the applicable Stock Option Agreement(s).
4. Taxes and Withholding.  Optionee is subject to applicable payroll and federal, state, and local income tax withholding upon the purchase of the Company Options.
5. Termination of Company Options.  Upon the purchase of the Company Options pursuant to this Agreement, any and all right, title and interest in and to the Company Options (and any and all rights in and to the shares of Company Stock underlying such Company Options), as evidenced by the Stock Option Agreements or otherwise, be and they hereby are canceled, terminated and extinguished by the Company and are rendered null and void and of no further force or effect.
6. Release. Optionee for himself or herself and on behalf of his or her heirs and assigns hereby releases, acquits and forever discharges each of the Company and the Bank and each of their respective successors, assigns, subsidiaries, and each of their respective officers, directors, employees, shareholders, agents and servants from any and all claims and rights of, and obligations to, Optionee related to the Company Options, the Company Stock Option Plans and the Stock Option Agreements (all of the foregoing collectively, “Claims”).
7. Disclosure.  Prior to the date hereof, Optionee and Optionee’s advisor(s), if any, have been provided with and have obtained, and have reviewed and do understand, all information concerning Optionee’s Company Options and the Stock Option Agreements.  Optionee and Optionee’s advisor(s), if any, have received all information they consider necessary to making an informed decision regarding the Company, the determination of the fair market value of the shares of Company Stock, and the cancellation and termination of the Company Options as contemplated hereunder. Optionee acknowledges that Optionee has consulted with or had a reasonable opportunity to consult with an attorney at law with regards to Optionee’s consideration and review of the terms of this Agreement and that Optionee fully understands the provisions hereof.
8. No Prior Exercise.  Optionee covenants and agrees that he or she shall not exercise any Company Option prior to the Calculation Date.
9. Termination of Agreement.  If the Merger Agreement is terminated, this Agreement, without further action, shall be null and void and the Company Options shall remain in existence in accordance with the provisions of the applicable Stock Option Agreement(s).
10. Optionee Representations.  Optionee hereby represents that Schedule 1 is true, complete and correct and that, except for the Company Options, Optionee does not hold or beneficially own any other options or other rights to purchase any capital stock of the Company.  Optionee has and, immediately prior to the time the Company Options will be purchased pursuant hereto, will have, good title to the Company Options, free and clear of any liens, encumbrances, security agreements, equities, options, claims, or charges of any kind, other than provided by the applicable Stock Option Agreement(s).
11. Specific Performance.  The parties hereto recognize and agree that monetary damages will not compensate adequately the parties hereto for non-performance.  Accordingly, each party agrees that his, her or its obligations shall be enforceable by court order requiring specific performance.
12. Miscellaneous.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by both parties hereto.  This Agreement may be executed by the parties in counterparts, each of which shall be deemed to be an original.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, with respect to the subject matter hereof.  This Agreement shall be binding on and inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns, including any person to whom any Company Option may be transferred following the death or disability of Optionee.
****
[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement on the date first written above.

T BANCSHARES, INC.

By: _______________________________
Name: Patrick Howard
Title: President and Chief Executive Officer

OPTIONEE

Name: [OPTIONEE]

[Signature Page to Option Holder Agreement and Release]

Schedule 1

(see attached)